EXHIBIT 4.2

                              AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT

                                  by and among
                                       \
                               STAGE STORES, INC.

                           SPECIALTY RETAILERS, INC.,

                               PALAIS ROYAL, INC.,

                        THE FIRST NATIONAL BANK OF BOSTON
                    and the other lending institutions listed
                              on SCHEDULE 1 hereto

                                       and

                       THE FIRST NATIONAL BANK OF BOSTON,
                                    as Agent

                                January 31, 1997

                             TABLE OF CONTENTS

                                                                       PAGE

SS.1.   DEFINITION AND RULES OF INTERPRETATION

    ss.1.1     Definitions........................................       1
    ss.1.2     Rules of Interpretation............................      17

SS.2.   THE REVOLVING CREDIT FACILITY

    ss.2.1     Commitment to Lend.................................      18
    ss.2.2     Commitment Fee.....................................      18
    ss.2.3     Reduction of Total Commitment......................      19
    ss.2.4     The Revolving Credit Notes.........................      19
    ss.2.5     Interest on Revolving Credit Loans.................      19
    ss.2.6     Requests for Revolving Credit Loans................      20
    ss.2.7     Conversion Options.................................      20
               2.7.1.  Conversion to Different Type of Revolving
                         Credit Loan..............................      20
               2.7.2.  Continuation of Type of Revolving Credit Loan    21
               2.7.3  Eurodollar Rate Loans.......................      21
    ss.2.8     Funds for Loan.....................................      21
               2.8.1.  Funding Procedures.........................      21
               2.8.2.  Advances by Agent..........................      21

SS.3.   REPAYMENT OF THE REVOLVING CREDIT LOANS

    ss.3.1     Maturity...........................................      22
    ss.3.2     Mandatory Repayments of Loans......................      22
               3.2.1.  Exceeding Total Commitment.................      22
               3.2.2.  Cleanup Provision..........................      22
    ss.3.3     Optional Repayments of Loans.......................      23

SS.4.   LETTERS OF CREDIT

    ss.4.1     Letter of Credit Commitments.......................      23
               4.1.1.  Commitment to Issue Letters of Credit            23
               4.1.1.1. General Provisions........................      23
               4.1.1.2 Commitment to Issue Stand Alone
                         Letters of Credit........................      24
               4.1.1.3. Commitment to Issue Revolver
                         Letters of Credit..........                    24
               4.1.2.  Letter of Credit Applications..............      24
               4.1.3.  Terms of Letters of Credit.................      25
               4.1.4.  Reimbursement Obligations of Banks.........      25
               4.1.5.  Participations of Banks....................      25
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               4.1.6.  Reduction of Total LC Commitment...........      25
    ss.4.2     Reimbursement Obligation of the Borrower...........      25
    ss.4.3     Letter of Credit Payments..........................      26
    ss.4.4     Obligations Absolute...............................      27
    ss.4.5     Reliance by Issuer.................................      27
    ss.4.6     Letter of Credit Fee...............................      28
    ss.4.7     Commitment Fee on Stand Alone Letters of Credit          28

SS.5.   CERTAIN GENERAL PROVISIONS

    ss.5.1     Closing Fee........................................      28
    ss.5.2     Agent's Fee........................................      29
    ss.5.3     Funds for Payments.................................      29
               5.3.1  Payments to Agent...........................      29
               5.3.2  No Offset, etc..............................      29
    ss.5.4     Computations.......................................      29
    ss.5.5     Inability to Determine Eurodollar Rate.............      29
    ss.5.6     Illegality.........................................      30
    ss.5.7     Additional Costs, Etc..............................      30
    ss.5.8     Capital Adequacy...................................      32
    ss.5.9     Certificate........................................      32
    ss.5.10    Indemnity..........................................      32
    ss.5.11    Interest After Default.............................      32
    ss.5.12    Interest Limitation................................      33

SS.6.   COLLATERAL SECURITY AND GUARANTIES

    ss.6.1     Security of Borrower...............................      33
    ss.6.2     Guaranties.........................................      34
    ss.6.3     Guaranties and Security of Subsidiaries............      34
    ss.6.4     Termination of Security Interest...................      34

SS.7.   REPRESENTATIONS AND WARRANTIES

    ss.7.1     Corporate Authority................................      34
               7.1.1  Incorporation; Good Standing................      34
               7.1.2  Authorization...............................      34
               7.1.3  Enforceability..............................      35
    ss.7.2     Governmental Approvals.............................      35
    ss.7.3     Title to Properties; Leases........................      35
    ss.7.4     Financial Statements and Projections...............      35
               7.4.1  Financial Statements........................      35
               7.4.2  Projections.................................      36
    ss.7.5     No Material Changes, Etc...........................      36
    ss.7.6     Franchises, Patents, Copyrights, Etc...............      36
    ss.7.7     Litigation.........................................      36
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                                                                       PAGE

    ss.7.8     No Materially Adverse Contracts, Etc...............      37
    ss.7.9     Compliance with Other Instruments, Law, Etc.             37
    ss.7.10    Tax Status.........................................      37
    ss.7.11    No Event of Default................................      37
    ss.7.12    Holding Company and Investment Company Acts              37
    ss.7.13    Absence of Financing Statements, Etc...............      38
    ss.7.14    Perfection of Security Interest....................      38
    ss.7.15    Certain Transactions...............................      38
    ss.7.16    Employee Benefit Plans.............................      38
               7.16.1  In General.................................      38
               7.16.2  Terminablility of Welfare Plans............      38
               7.16.3  Guaranteed Pension Plans...................      39
               7.16.4  Multiemployer Plans........................      39
    ss.7.17    Regulations U and X................................      39
    ss.7.18    Environmental Compliance...........................      39
    ss.7.19    Subsidiaries, Etc..................................      41
    ss.7.20    Senior Debt........................................      42
    ss.7.21    Fiscal Year........................................      42
    ss.7.22    Insurance..........................................      42

SS.8.   AFFIRMATIVE COVENANTS OF THE BORROWER

    ss.8.1     Punctual Payment...................................      42
    ss.8.2     Maintenance of Office..............................      42
    ss.8.3     Records and Accounts...............................      43
    ss.8.4     Financial Statements, Certificates and Information       43
    ss.8.5     Notices  ..........................................      46
               8.5.1  Defaults....................................      46
               8.5.2  Environmental Events........................      46
               8.5.3  Notification of Claim against Collateral          46
               8.5.4  Notice of Litigation and Judgments..........      47
    ss.8.6     Corporate Existence; Maintenance of Properties           47
    ss.8.7     Insurance..........................................      47
    ss.8.8     Taxes    ..........................................      47
    ss.8.9     Inspection of Properties and Books, Etc............      48
               8.9.1  General.....................................      48
               8.9.2  Appraisals..................................      48
               8.9.3  Environmental Assessments...................      48
               8.9.4  Communications with Accountants.............      49
    ss.8.10    Compliance with Laws, Contracts,
                 Licenses and Permits.............................      49
    ss.8.11    Employee Benefit Plans.............................      49
    ss.8.12    Use of Proceeds....................................      50
    ss.8.13    Further Assurances.................................      50
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                                                                       PAGE
SS.9.   CERTAIN NEGATIVE COVENANTS OF THE BORROWER

    ss.9.1     Restrictions on Indebtedness.......................      50
    ss.9.2     Restrictions on Liens..............................      52
    ss.9.3     Restrictions on Investments........................      53
    ss.9.4     Distributions; Repayment...........................      54
    ss.9.5     Merger, Consolidation and Disposition of Assets          55
               9.5.1  Mergers and Acquisitions....................      55
               9.5.2  Disposition of Assets.......................      56
    ss.9.6     Sale and Leaseback.................................      56
    ss.9.7     Compliance with Environmental Laws.................      56
    ss.9.8     Senior Note and Senior Subordinated Note Payments        57
    ss.9.9     Changes in Terms of Senior Notes and Senior
                       Subordinated Notes.........................      57
    ss.9.10    Employee Benefit Plans.............................      57
    ss.9.11    Transactions with Affiliates.......................      58
    ss.9.12    Fiscal Year........................................      58
    ss.9.13    Negative Pledges...................................      59
    ss.9.14    Upstream Limitations...............................      59

SS.10.  FINANCIAL COVENANT OF THE BORROWER

    ss.10.1    Debt Service Ratio.................................      59
    ss.10.2    Capital Expenditures...............................      60
    ss.10.3    Total Funded Debt to EBITDA........................      60
    ss.10.4    Minimum EBITDA.....................................      60
    ss.10.5    Current Assets.....................................      61
    ss.10.6    Seasonal Debt Service Ratio........................      61

SS.11.  CLOSING CONDITIONS

    ss.11.1    Loan Documents.....................................      61
    ss.11.2    Certified Copies of Charter Documents..............      61
    ss.11.3    Corporate, Action..................................      61
    ss.11.4    Incumbency Certificate.............................      61
    ss.11.5    Validity of Liens..................................      62
    ss.11.6    Title Search Results...............................      62
    ss.11.7    Taxes    ..........................................      62
    ss.11.8    Title Insurance....................................      62
    ss.11.9    Certificates of Insurance..........................      62
    ss.11.10   Solvency Certificate...............................      62
    ss.11.11   Opinion of Counsel.................................      63
    ss.11.12   Payment of Fees....................................      63
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                                                                       PAGE
SS.12.  CONDITIONS TO ALL BORROWINGS

    ss.12.1.   Representations True; No Event of Default..........      63
    ss.12.2.   No Legal Impediment................................      63
    ss.12.3    Governmental Regulation............................      63
    ss.12.4    Proceedings and Documents..........................      63

SS.13.  EVENTS OF DEFAULT; ACCELERATION; ETC.

    ss.13.1    Events of Default and Acceleration.................      64
    ss.13.2    Termination of Commitments.........................      68
    ss.13.3    Remedies...........................................      68
    ss.13.4    Distribution of Collateral Proceeds................      68

SS.14.  SETOFF            ..........................................    69

SS.15.  THE AGENT

    ss.15.1    Authorization......................................      70
    ss.15.2    Employees and Agents...............................      70
    ss.15.3    No Liability.......................................      71
    ss.15.4    No Representations.................................      71
    ss.15.5    Payments...........................................      71
               15.5.1.  Payments to Agent.........................      71
               15.5.2.  Distribution by Agent.....................      71
               15.5.3.  Delinquent Banks..........................      72
    ss.15.6    Holders of Notes...................................      72
    ss.15.7    Indemnity..........................................      72
    ss.15.8    Agent as Bank......................................      73
    ss.15.9    Resignation........................................      73
    ss.15.10   Notification of Defaults and Events of Default           73
    ss.15.11   Duties in the Case of Enforcement..................      73

SS.16.  EXPENSES          ..........................................    73

SS.17.  INDEMNIFICATION.............................................    74

SS.18.  SURVIVAL OF COVENANTS, ETC..................................    75

SS.19.  ASSIGNMENT AND PARTICIPATION................................    75

    ss.19.1    Conditions to Assignment by Banks..................      75
    ss.19.2    Certain Representations and Warranties;
                       Limitations; Covenants.....................      76
    ss.19.3    Register...........................................      77
    ss.19.4    New Notes..........................................      77
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    ss.19.5    Participations.....................................      77
    ss.19.6    Disclosure.........................................      78
    ss.19.7    Assignee or Participant Affiliated with the Borrower     78
    ss.19.8    Miscellaneous Assignment Provisions................      78
    ss.19.9    Assignment by Borrower.............................      79

SS.20.  NOTICES, ETC.     ..........................................    79

SS.21.  GOVERNING LAW     ..........................................    79

SS.22.  HEADINGS          ..........................................    80

SS.23.  COUNTERPARTS      ..........................................    80

SS.24.  ENTIRE AGREEMENT, ETC.......................................    80

SS.25.  WAIVER OF JURY TRIAL........................................    80

SS.26.  CONSENTS, AMENDMENTS, WAIVERS, ETC..........................    80

SS.27.  SEVERABILITY      ..........................................    81

SS.28.  TRANSITIONAL ARRANGEMENTS...................................    81

    ss.28.1    Original Credit Agreement Superseded...............      81
    ss.28.2    Return and Cancellation of Notes...................      81
    ss.28.3    Interest and Fees Under Superseded Agreement             82

SS.29.  COVENANT OF SSI.............................................    82
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                                 SCHEDULES

Schedule 1              Banks/Commitments
Schedule 6.3            Title to Properties; Leases
Schedule 6.7            Litigation
Schedule 6.14           Transactions with Affiliates
Schedule 6.15.3         ERISA Matters
Schedule 6.17           Environmental Matters
Schedule 6.18           Joint Ventures
Schedule 6.21           Insurance
Schedule 8.1            Indebtedness
Schedule 8.2            Liens

                                 EXHIBITS

Exhibit A               Form of Revolving Credit Note
Exhibit B               Form of Loan Request
Exhibit C               Form of Compliance Certificate
Exhibit D               Form of Assignment and Acceptance
Exhibit E               Form of Guaranty
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                                      -8-

              AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

      This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of the 31st day of January, 1997, by and among STAGE STORES, INC. ("SSI"), a Delaware corporation (for the limited purpose of ss.29 hereof only), SPECIALTY RETAILERS, INC. ("SRI"), a Delaware corporation, PALAIS ROYAL, INC. (the "Borrower"), a Texas corporation having its principal place of business at 10201 Main Street, Houston, Texas 77025, and THE FIRST NATIONAL BANK OF BOSTON and the other lending institutions listed on SCHEDULE 1 and THE FIRST NATIONAL BANK OF BOSTON as agent for itself and such other lending institutions.

      WHEREAS, pursuant to a Revolving Credit Agreement dated as of January 28, 1994 (as amended and in effect from time to time, the "Original Credit Agreement") by and among SRI, the Borrower, certain of the Banks (as hereinafter defined) and the Agent (as hereinafter defined), the Banks party thereto made available revolving credit loans for general corporate and working capital purposes; and

      WHEREAS, the Borrower has requested, among other things, additional financing to refinance certain Indebtedness and for general corporate and working capital purposes, and the Banks are willing to provide such additional financing on the terms and conditions set forth herein;

      NOW, THEREFORE, SRI, the Borrower, the Banks and the Agent agree that on the Closing Date the Original Credit Agreement is hereby amended and restated in its entirety and shall remain in full force and effect only as set forth herein.

      SS.1.   DEFINITIONS AND RULES OF INTERPRETATION.

            SS.1.1. DEFINITIONS. The following terms shall have the meanings set forth in this ss.1 or elsewhere in the provisions of this Credit Agreement referred to below:

            ACQUISITION CAPITAL EXPENDITURES. Capital Expenditures made by SRI or the Borrower and (a) funded by Indebtedness incurred or assumed by the Borrower or SRI as permitted by ss.9.1(l) in connection with any acquisition permitted by ss.9.5.1 or (b) which the Borrower can demonstrate to the satisfaction of the Agent, pursuant to an officer's certificate signed by an officer of the Borrower and completed with sufficient detail, (i) were made in connection with an acquisition permitted by ss.9.5.1 or the expansion of the Borrower's business if such expansion is not considered an acquisition; and (ii) were made with proceeds of a Loan; and (iii) do not exceed, in the aggregate, $10,000,000 during the term of this Credit Agreement.
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                                      -9-

            ADJUSTMENT DATE. The first day of the next calendar month immediately following the day in which a Compliance Certificate is to be delivered by the Borrower pursuant to ss.8.4(e).

            AFFILIATE. Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

            AGENT'S HEAD OFFICE. The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.

            AGENT. The First National Bank of Boston acting as agent for the Banks.

            AGENT'S FEE.  See ss.5.2.

            AGENT'S SPECIAL COUNSEL. Bingham, Dana & Gould LLP or such other counsel as may be approved by the Agent.

            APPLICABLE MARGIN. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin shall be the applicable margin set forth below with respect to the Borrower's Debt Service Ratio, as determined for the fiscal period of the Borrower and its Subsidiaries ending immediately prior to the applicable Rate Adjustment Period.

--------------------------------------------------------------------------------
                                      Base Rate   Eurodollar   Letters of
  TIER      Debt Service Ratio          Loans     Rate Loans     Credit
--------------------------------------------------------------------------------
    1      Less than 1.10:1.00          1 1/2%      2 3/4%       2 3/4%
--------------------------------------------------------------------------------
    2      Equal to or greater than     1 1/4%      2 1/2%       2 1/2%
           1.10:1.00 but less than
           1.30:1.00
--------------------------------------------------------------------------------
    3      Equal to or greater than     1%          2 1/4%       2 1/4%
           1:30:1.00 but less than
           1.50:1.00
--------------------------------------------------------------------------------
    4      Equal to or greater than       3/4%      2%           2%
           1:50:1.00 but less than
           1.70:1.00
--------------------------------------------------------------------------------
    5      Equal to or greater than       1/2%      1 3/4%       1 3/4%
           1.70:1.00
--------------------------------------------------------------------------------

            Notwithstanding the foregoing, (a) for Loans outstanding and the Letter of Credit Fees payable during the period commencing on the Closing Date through the date immediately preceding the Adjustment Date occuring after the fiscal quarter ending April 30, 1997, the Applicable Margin shall be the Applicable Margin set forth in Tier 3; (b) in the event the Debt Service Ratio reflected in the financial statements delivered with the Compliance Certificate pursuant to ss.8.4(a) differs from such ratio in the financial statements delivered
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                                      -10-

      pursuant to ss.8.4(b) for the fiscal quarter which is the last fiscal quarter of a fiscal year, then the Debt Service Ratio as reflected in the financial statements delivered pursuant to ss.8.4(a) shall govern from and after the date of delivery of such financial statement pursuant to ss.8.4(a); and (c) if the Borrower fails to deliver any Compliance Certificate pursuant to ss.8.4(e) hereof of if a Default or Event of Default has occurred and is continuing, then, for the period commencing on the next Adjustment Date to occur subsequent to such failure or occurrence through the date immediately following the date on which such Compliance Certificate is delivered or such Default or Event of Default has been cured or waived, as the case may be, the Applicable Margin shall be the highest Applicable Margin set forth above.

            ASSIGNMENT AND ACCEPTANCE.  See ss.19.1.

            BALANCE SHEET DATE.  November 2, 1996.

            BANKS. FNBB and the other lending institutions listed on SCHEDULE 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to ss.19.

            BASE RATE. The higher of (a) the annual rate of interest announced from time to time by FNBB at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

            BASE RATE LOANS. Loans bearing interest calculated by reference to the Base Rate.

            BORROWER.  As defined in the preamble hereto.

            BUSINESS DAY. Any day on which banking institutions in Boston, Massachusetts, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

            CAPITAL ASSETS. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will) and including the capital stock or other equity interests of another Person; PROVIDED that Capital Assets shall not
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                                      -11-

      include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with Generally Accepted Accounting Principles.

            CAPITAL EXPENDITURES. Without duplication, amounts paid or indebtedness incurred by SRI or any of its Subsidiaries in connection with the purchase or lease under Capitalized Leases by SRI or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with Generally Accepted Accounting Principles.

            CAPITALIZED LEASES. Leases under which SRI or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with Generally Accepted Accounting Principles.

            CERCLA.  See ss.7.18.

            CLOSING DATE. The first date on which the conditions set forth in ss.11 have been satisfied.

            CODE.  The Internal Revenue Code of 1986.

            COLLATERAL. All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests and mortgages created by the Security Documents.

            COMMITMENT. With respect to each Bank, the amount set forth on
      SCHEDULE 1 hereto as the amount of such Bank's commitment to make Loans to, and to participate in the issuance, extension and renewal of the Revolver Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

            COMMITMENT PERCENTAGE. With respect to each Bank, the percentage set forth on SCHEDULE 1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks.

            COMPLIANCE CERTIFICATE.  See ss.8.4(e).

            CONSOLIDATED OR CONSOLIDATED. With reference to any term defined herein, shall mean that term as applied to the accounts of SRI, the Borrower and their Subsidiaries, consolidated in accordance with Generally Accepted Accounting Principles.
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                                      -12-

            CONSOLIDATED CURRENT ASSETS. All assets of SRI, the Borrower and their Subsidiaries on a consolidated basis that, in accordance with Generally Accepted Accounting Principles are properly classified as current assets, PROVIDED that (a) notes and accounts receivable shall be included only if good and collectible as determined by SRI or the Borrower in accordance with the Borrower's established practice consistently applied and, with respect to such notes, only if payable on demand or within one (1) year from the date as of which Consolidated Current Assets are to be determined and if not directly or indirectly renewable or extendible at the option of the debtors, by their terms, or by the terms of any instrument or agreement relating thereto, beyond one
       (1) year, and, with respect to such accounts receivable, only if payable on terms which are determined by SRI or the Borrower in accordance with established credit terms consistently applied; and such notes and accounts receivable shall be taken at their face value less reserves determined to be sufficient in accordance with Generally Accepted Accounting Principles; and (ii) inventory shall be included only if and to the extent that the same shall consist of saleable finished goods ready and available for shipment to purchasers thereof or saleable finished goods available for shipment and located on the Mortgaged Property or classified as "in transit" consistent with the Borrower's past practices.

            CONSOLIDATED CURRENT LIABILITIES. All liabilities of SRI, the Borrower and their Subsidiaries on a consolidated basis maturing on demand or within one (1) year from the date as of which Consolidated Current Liabilities are to be determined, and such other liabilities as may properly be classified as current liabilities in accordance with Generally Accepted Accounting Principles; provided, however that Consolidated Current Liabilities shall exclude outstanding Loans and the principal amount of the loans outstanding under the Seasonal Revolving Agreement.

            CONSOLIDATED FINANCIAL OBLIGATIONS. With respect to any fiscal period, an amount equal to the sum of all scheduled and other mandatory principal payments in respect of Indebtedness of SRI, the Borrower and its Subsidiaries paid or due and payable in such period, including without limitation the principal portion of all payments in respect of Capitalized Leases of SRI, the Borrower and their Subsidiaries paid or due and payable in such period. Demand obligations shall be deemed to be due and payable during any fiscal quarter during which such obligations are outstanding.

            CONSOLIDATED NET INCOME. The consolidated net income (or deficit) of SRI, the Borrower and their Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with Generally Accepted Accounting Principles, after eliminating therefrom all extraordinary nonrecurring items of income or expense.
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                                      -13-

            CONSOLIDATED OPERATING CASH FLOW. For any period, an amount equal to
      (a) EBITDA for such period, LESS (b) the sum of (i) cash payments for all income taxes paid during such period, calculated on a consolidated basis, PLUS (ii) Capital Expenditures made by SRI or any of its Subsidiaries during such period other than Acquisition Capital Expenditures, PLUS (iii) without duplication of amounts included in Capital Expenditures, the cash portion of the purchase price for the assets purchased in any acquisition permitted pursuant to ss.9.5.1 and paid in such period, PLUS (iv) distributions to SRI (including distributions for income taxes) not otherwise deducted in calculating Consolidated Net Income.

            CONSOLIDATED TOTAL INTEREST EXPENSE. For any period, the aggregate amount of interest required to be paid or accrued by SRI, the Borrower and their Subsidiaries during such period on all Indebtedness of SRI, the Borrower and their Subsidiaries outstanding during all or any part of such period, other than interest accrued on the Junior Subordinated Notes, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases and including commitment fees, agency fees, facility fees and similar fees or expenses in connection with the borrowing of money, LESS interest income actually received in the period.

            CONVERSION REQUEST. A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Loan in accordance with ss.2.7.

            CREDIT AGREEMENT. This Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

            DEBT SERVICE. The sum of Consolidated Total Interest Expense PLUS Consolidated Financial Obligations.

            DEBT SERVICE RATIO. At any time and for any period, the ratio of Consolidated Operating Cash Flow to Debt Service.

            DEFAULT.  See ss.13.1.

            DISTRIBUTION. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of any Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, or other retirement of any shares of any class of capital stock of any Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by any Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of any Person.

            DOLLARS or $. Dollars in lawful currency of the United States of America.

            DOMESTIC LENDING OFFICE. Initially, the office of each Bank designated as such in SCHEDULE 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

            DRAWDOWN DATE. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with ss.2.7.

            EBITDA. With respect to any fiscal period, an amount calculated on a consolidated basis equal to the sum of (a) Consolidated Net Income for such period, PLUS (b) all depreciation and all amortization for such period (excluding amortization related to interest expense previously added in calculating Consolidated Net Income), PLUS (c) without duplication, other noncash charges made in calculating Consolidated Net Income for such period, PLUS (d) without duplication, tax expense for such period, PLUS (e) without duplication, Consolidated Total Interest Expense paid or accrued during such period.

            ELIGIBLE ASSIGNEE. Any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000;
      (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with Generally Accepted Accounting Principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, PROVIDED that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

            EMPLOYEE BENEFIT PLAN. Any employee benefit plan within the meaning of ss.3(3) of ERISA maintained or contributed to by SRI or the Borrower, other than a Guaranteed Pension Plan or a Multiemployer Plan.

            ENVIRONMENTAL LAWS.  See ss.7.18(a).

            ERISA.  The Employee Retirement Income Security Act of 1974.

            ERISA AFFILIATE. Any Person which is treated as a single employer with the Borrower under ss.414 of the Code.

            ERISA REPORTABLE EVENT. A reportable event with respect to a Guaranteed Pension Plan within the meaning of ss.4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

            EUROCURRENCY RESERVE RATE. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

            EURODOLLAR BUSINESS DAY. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

            EURODOLLAR LENDING OFFICE. Initially, the office of each Bank designated as such in SCHEDULE 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining Eurodollar Rate Loans.

            EURODOLLAR RATE. For any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest equal to (a) the per annum rate at which the Reference Bank's Eurodollar Lending Office is offered Dollar deposits two (2) Eurodollar Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of the Reference Bank to which such Interest Period applies, divided by (b) a number equal to
      1.00 minus the Eurocurrency Reserve Rate.

            EURODOLLAR RATE LOANS. Loans bearing interest calculated by reference to the Eurodollar Rate.

            EVENT OF DEFAULT.  See ss.13.1.

            FEE LETTER. The Fee Letter dated on or prior to the Closing Date between the Borrower and the Agent, and in form and substance satisfactory to the Agent.

            FNBB. The First National Bank of Boston, a national banking association, in its individual capacity.

            GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. (a) When used in ss.10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year including the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the fiscal year including the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "Generally Accepted Accounting Principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in Generally Accepted Accounting Principles) as to financial statements in which such principles have been properly applied.

            GUARANTEED PENSION PLAN. Any employee pension benefit plan within the meaning of ss.3(2) of ERISA maintained or contributed to by SRI, the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

            GUARANTY. The Amended and Restated Guaranty, dated or to be dated on or prior to the Closing Date, made by SRI in favor of the Banks and the Agent pursuant to which SRI guaranties to the Banks and the Agent the payment and performance of the Obligations and in substantially the form of EXHIBIT E hereto.

            HAZARDOUS SUBSTANCES.  See ss.7.18(b).

            INDEBTEDNESS. All obligations, contingent and otherwise, that in accordance with Generally Accepted Accounting Principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

            INTEREST PAYMENT DATE. (a) As to any Base Rate Loan, the last day of each fiscal quarter for such fiscal quarter; and (b) as to any Eurodollar Rate Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period and (ii) more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

            INTEREST PERIOD. With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below (with respect to a Eurodollar Rate Loan, as selected by the Borrower in a Loan Request) (i) for any Base Rate Loan, the last day of the fiscal quarter; and (ii) for any Eurodollar Rate Loan, 1, 2, 3, or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; PROVIDED that all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (A) if any Interest Period with respect to a Eurodollar Rate
            Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

                  (B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

                  (C) if the Borrower shall fail to give notice as provided in
            ss.2.7, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

                  (D) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

                  (E) any Interest Period relating to any Eurodollar Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

            INVESTMENTS. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at the principal amount of the obligations guaranteed and still outstanding;
      (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution);
      (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

            JUNIOR SUBORDINATED NOTES. Collectively, the subordinated promissory notes issued by SRI or the Borrower to SSI evidencing subordinated intercompany loans from SSI to SRI or the Borrower, as the case may be, which notes shall contain terms, conditions and subordination provisions acceptable to the Agent, including, without limitation, no cash payments of interest or principal prior to December 31, 2003.

            LC COMMITMENT. With respect to each Bank, the amount set forth on
      SCHEDULE 1 hereto as the amount of such Bank's commitment to participate in the issuance, extension and renewal of the Stand Alone Letters of Credit for the account of the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

            LC COMMITMENT PERCENTAGE. With respect to each Bank, the percentage set forth on SCHEDULE 1 hereto as such Bank's percentage of the aggregate LC Commitments of all the Banks.

            LETTER OF CREDIT. Any of the Revolver Letters of Credit and/or the Stand Alone Letters of Credit.

            LETTER OF CREDIT APPLICATION.  See ss.4.1.1.

            LETTER OF CREDIT PARTICIPATION.  See ss.4.1.4.

            LOAN DOCUMENTS. This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, and the Security Documents.

            LOAN REQUEST.  See ss.2.6.

            LOANS. Revolving credit loans made or to be made by the Banks to the Borrower pursuant to ss.2.

            MAJORITY BANKS. As of any date, the Banks whose Outstanding Loans and Letter of Credit Participations equal at least sixty-six and two-thirds percent (66 2/3%) of the sum of (a) the aggregate outstanding principal amount of the Notes on such date PLUS (b) the aggregate Reimbursement Obligations and Unpaid Reimbursement Obligations on Stand Alone Letters of Credit PLUS (c) the Maximum Drawing Amount on all issued and outstanding Stand Alone Letters of Credit; and if no such principal is Outstanding, the Banks whose aggregate Commitments constitute at least sixty-six and two-thirds percent (66 2/3%) of the sum of the Total Commitment plus the Total LC Commitment.

            MATURITY DATE.  January 29, 2000.

            MAXIMUM DRAWING AMOUNT. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

            MORTGAGE. The deed of trust, dated as of January 28, 1994, from the Borrower to the Agent with respect to the fee interest of the Borrower in the Mortgaged Property, as amended pursuant to the First Amendment to Mortgage dated as of the date hereof.

            MORTGAGED PROPERTY. The Borrower's Real Estate located in Jacksonville, Texas and all buildings, improvements, fixtures and equipment thereon which is subject to and more particularly described in the Mortgage.

            MULTIEMPLOYER PLAN. Any multiemployer plan within the meaning of ss.3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

            NOTES.  The Revolving Credit Notes.

            OBLIGATIONS. All indebtedness, obligations and liabilities of any of SRI, the Borrower and its Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, provided that such indebtedness, obligations or liabilities arise or are incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof. For the avoidance of doubt, the term Obligations does not include any indebtedness, obligations and/or liabilities of any of SRI, the Borrower and its Subsidiaries to any of the Seasonal Revolver Banks or the Seasonal Revolver Agent arising or incurred under the Seasonal Revolving Agreement.

            OUTSTANDING. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

            PBGC. The Pension Benefit Guaranty Corporation created by ss.4002 of ERISA and any successor entity or entities having similar responsibilities.

            PERMITTED LIENS. Liens, security interests and other encumbrances permitted by ss.9.2.

            PERSON. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

            POOLING AND SERVICING AGREEMENT. The Amended and Restated Pooling and Servicing Agreement, dated as of August 11, 1995, among the Receivables Subsidiary, as Transferor, SRI, as Servicer and Bankers Trust (Delaware), as trustee in the form of the counterpart previously delivered to the Agent, including all supplements and amendments thereto, whether entered into prior to or after the Closing Date.

            RATE ADJUSTMENT PERIOD. As defined in the definition of Applicable Margin.

            REAL ESTATE. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

            RECEIVABLES PURCHASE AGREEMENT. The Amended and Restated Receivables Purchase Agreement by and among the Borrower and the Receivables Subsidiary dated as of May 30, 1996.

            RECEIVABLES SUBSIDIARY. SRI Receivables Purchase Co., Inc., a Delaware corporation.

            RECEIVABLES SUBSIDIARY NOTES. The promissory notes issued by the Receivables Subsidiary on May 30, 1996 in the aggregate principal amount of not more than $30,000,000, and which notes are secured by the Transferor Retained Certificates (as such term is defined in the Pooling and Servicing Agreement) and/or rights in the Transferor Interest (as such term is defined in the Pooling and Servicing Agreement) and are in form and substance reasonably satisfactory to the Agent.

            RECORD. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.

            REFERENCE BANK.  FNBB.

            REIMBURSEMENT OBLIGATION. The Borrower's obligation to reimburse the Agent and the Banks on account of any drawing under any Letter of Credit as provided in ss.4.2.

            REPURCHASE AMOUNT.  See ss.9.8.

            REPURCHASE DATE.  See ss.9.8.

            REVOLVER LETTERS OF CREDIT.  See ss.4.1.1.2.

            REVOLVING CREDIT NOTE RECORD. A Record with respect to a Revolving Credit Note.

            REVOLVING CREDIT NOTES.  See ss.2.4.

            SEASONAL DEBT SERVICE RATIO. For any period consisting of the immediately preceding twelve (12) fiscal months (treated as a single accounting period) from such test date of SRI and its Subsidiaries, the ratio of Consolidated Operating Cash Flow to Debt Service.

            SEASONAL REVOLVING AGREEMENT. The Amended and Restated Revolving Credit Agreement dated as of the date hereof among SSI, SRI, the Borrower, The First National Bank of Boston and the other lending institutions listed on SCHEDULE 1 thereto (the "Seasonal Revolver Banks") and The First National Bank of Boston as agent for the Seasonal Revolver Banks (the "Seasonal Revolver Agent"), as the same may be amended, restated, modified or supplemented from time to time, pursuant to which the Seasonal Revolver Banks have agreed, subject to the terms and conditions contained therein, to make loans available to the Borrower in the aggregate principal amount of not more than $10,000,000.

            SRI.  As defined in the preamble hereto.

            SECURITY AGREEMENT. The Amended and Restated Security Agreement, dated or to be dated on or prior to the Closing Date, among the Borrower, SRI and the Agent and in substantially the form of EXHIBIT G hereto.

            SECURITY DOCUMENTS. The Guaranty, the Mortgage, the Security Agreement, the Trademark Agreements and the Stock Pledge Agreement.

            SENIOR NOTES. The 10% Series A Senior Notes Due 2000 and the 10% Series B Senior Notes Due 2000, issued pursuant to the Senior Notes Indenture.

            SENIOR NOTES INDENTURE. The Indenture, dated as of August 2, 1993, entered into by SRI, the Borrower and The First National Bank of Boston as Trustee in connection with the issuance of the Senior Notes, in the form of the counterpart previously delivered to the Agent, and as amended, supplemented or modified from time to time as permitted by ss.9.9.

            SENIOR SUBORDINATED NOTES. The 11% Series A Senior Subordinated Notes Due 2003 and the 11% Series B Senior Subordinated Notes Due 2003, issued pursuant to the Senior Subordinated Notes Indenture.

            SENIOR SUBORDINATED NOTES INDENTURE. The Indenture, dated as of August 2, 1993, entered into by SRI, the Borrower and The First National Bank of Boston as Trustee in connection with the issuance of the Senior Subordinated Notes, in the form of the counterpart previously delivered to the Agent, and as amended, supplemented or modified from time to time as permitted by ss.9.9.

            SRI INDENTURE CONSENT. The Consent Solicitation Statement of SRI dated October 1, 1996, which sets forth the amendments to each of the Senior Notes Indenture, the Senior Subordinated Notes Indenture and the SRI Subordinated Notes Indenture in the form delivered to the Agent on October 8, 1996.

            SRI SUBORDINATED NOTES. The 11% Series C Senior Subordinated Notes Due 2003 and the 11% Series D Senior Subordinated Notes Due 2003, issued pursuant to the SRI Subordinated Notes Indenture in an aggregate principal amount not to exceed $18,250,000.

            SRI SUBORDINATED NOTES INDENTURE. The Indenture, dated as of July 27, 1995, entered into between SRI and The First National Bank of Boston as Trustee in connection with the issuance of the SRI Subordinated Notes, in the form of the counterpart previously delivered to the Agent, and as amended, supplemented or modified from time to time as permitted by ss.9.9.

            STAND ALONE LETTER OF CREDIT.  see ss.4.1.1.1.

            STOCK PLEDGE AGREEMENT. The Amended and Restated Stock Pledge Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Agent and in substantially the form of EXHIBIT F hereto.

            SUBORDINATED DEBT.   The Senior Subordinated Notes, the SRI
      Subordinated Notes and such other unsecured Indebtedness of SRI, the

      Borrower or any of its Subsidiaries that is consented to by the Majority Banks in their sole discretion and is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a written instrument containing subordination provisions in form and substance approved by the Banks in writing.

            SUBSIDIARY. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

            SURVEY. In relation to the Mortgaged Property, an instrument survey of the Mortgaged Property dated as of a date subsequent to January 1, 1994, which shall show the location of all buildings, structures, easements and utility lines on the Mortgaged Property, shall be sufficient to remove the survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of the Mortgaged Property, shall not show any encroachments by others, shall show the zoning district or districts in which the Mortgaged Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law.

            SURVEYOR CERTIFICATE. In relation to the Mortgaged Property for which a Survey has been conducted, a certificate executed by the surveyor who prepared the Survey dated as of a recent date and containing such information relating to the Mortgaged Property as the Agent or the Title Insurance Company may require, such certificate to be satisfactory to the Agent in form and substance.

            TITLE COMMITMENT. In relation to the Mortgaged Property, the ALTA standard form title insurance commitment issued by the Title Insurance Company (with commitments for such reinsurance or co-insurance as the Agent may require, any such reinsurance to be with direct access endorsements) insuring the priority of the Mortgage of the Mortgaged Property and that the Borrower holds marketable fee simple title to the Mortgaged Property, subject only to the encumbrances permitted by the Mortgage and which does not contain exceptions for mechanics liens, persons in occupancy or matters which would be shown by a survey (except as may be permitted by the Mortgage), does not commit to insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its sole discretion, and contains such endorsements and affirmative commitment for insurance as the Agent in its discretion may require, including but not limited to (a) comprehensive endorsement, (b) variable rate of interest endorsement, (c) usury endorsement, (d) revolving credit endorsement, (e) doing business endorsement and (f) ALTA form 3.1 zoning endorsement.

            TITLE INSURANCE COMPANY shall mean the Cherokee County Title Co.,
      Inc.

            TOTAL COMMITMENT. The sum of the Commitments of the Banks, as in effect from time to time.

            TOTAL FUNDED INDEBTEDNESS. All Indebtedness of SRI, the Borrower and their Subsidiaries for borrowed money (other than Indebtedness consisting of the Loans and Indebtedness consisting of the "Loans" as such term is defined in the Seasonal Revolving Agreement), purchase money Indebtedness evidenced by notes or bonds, and with respect to Capitalized Leases, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles.

            TOTAL LC COMMITMENT. The sum of the LC Commitments of the Banks, as in effect from time to time.

            TRADEMARK AGREEMENTS. The Amended and Restated Trademark Collateral Security and Pledge Agreements, each dated or to be dated on or prior to the Closing Date, between the Borrower and the Agent and SRI and the Agent and in substantially the form of EXHIBIT H hereto.

            TYPE. As to any Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

            UNIFORM CUSTOMS. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

            UNPAID REIMBURSEMENT OBLIGATION. Any Reimbursement Obligation for which the Borrower does not reimburse the Agent and the Banks on the date specified in, and in accordance with, ss.4.2.

            VOTING STOCK. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

      SS.1.2.  RULES OF INTERPRETATION.

      (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

      (b) The singular includes the plural and the plural includes the singular.

      (c) A reference to any law includes any amendment or modification to such law.

      (d) A reference to any Person includes its permitted successors and permitted assigns.

      (e) Accounting terms not otherwise defined herein have the meanings assigned to them by Generally Accepted Accounting Principles applied on a consistent basis by the accounting entity to which they refer.

      (f)   The words "include", "includes" and "including" are not limiting.

      (g) All terms not specifically defined herein or by Generally Accepted Accounting Principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

      (h) Reference to a particular "ss." refers to that section of this Credit Agreement unless otherwise indicated.

      (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

      SS.2.   THE REVOLVING CREDIT FACILITY.

      SS.2.1. COMMITMENT TO LEND. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with ss.2.6, such sums as are requested by the Borrower up to a maximum aggregate amount Outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment MINUS such Bank's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations on the Revolver Letters of Credit, PROVIDED that the sum of the Outstanding amount of the Loans (after giving effect to all amounts requested) PLUS the Maximum Drawing Amount and all Unpaid Reimbursement Obligations on the Revolver Letters of Credit shall not at any time exceed the Total Commitment. The Loans shall be made PRO RATA in accordance with each Bank's Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in ss.11 and ss.12, in the case of the initial Loans to be made on the Closing Date, and ss.12, in the case of all other Loans, have been satisfied on the date of such request.

      SS.2.2. COMMITMENT FEE. The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee calculated at the rate of one-half of one percent (1/2%) per annum on the average daily amount during each calendar quarter or portion thereof from the date hereof to the Maturity Date by which the Total Commitment MINUS the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations on the Revolver Letters of Credit exceeds the Outstanding amount of Loans during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

      SS.2.3. REDUCTION OF TOTAL COMMITMENT. The Borrower shall have the right at any time and from time to time upon five (5) Business Days' prior written notice to the Agent to reduce by $1,000,000 or an integral multiple thereof or terminate entirely the Total Commitment, whereupon the Commitments of the Banks shall be reduced PRO RATA in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this ss.2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fee then accrued on the amount of the reduction. No reduction or termination of the Commitments under this ss.2.3 may be reinstated.

      SS.2.4. THE REVOLVING CREDIT NOTES. The Loans shall be evidenced by separate amended and restated promissory notes of the Borrower in substantially the form of EXHIBIT A hereto (each a "Revolving Credit Note"), dated as of the Closing Date and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment or, if less, the Outstanding amount of all Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Bank's Revolving Credit Note, an appropriate notation on such Bank's Revolving Credit Note Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The Outstanding amount of the Loans set forth on such Bank's Revolving Credit Note Record shall be PRIMA FACIE evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

      SS.2.5. INTEREST ON REVOLVING CREDIT LOANS. Except as otherwise provided in ss.5.11,

            (a) each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate PLUS the Applicable Margin;

            (b) each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurodollar Rate for such Interest Period PLUS the Applicable Margin; and

            (c) the Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto and at maturity of such Loan.

      SS.2.6. REQUESTS FOR REVOLVING CREDIT LOANS. The Borrower shall give to the Agent written notice (which may be by facsimile) in the form of EXHIBIT B hereto (or telephonic notice confirmed in a writing in the form of EXHIBIT B hereto) of each Loan requested hereunder (a "Loan Request") no less than (a) one
(1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and
(b) three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Drawdown Date of such Loan,
(iii) with respect to a Eurodollar Rate Loan, the Interest Period for such Loan and (iv) the Type of such Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Banks on the proposed Drawdown Date. Each Loan Request (i) pertaining to Eurodollar Rate Loans shall be in a minimum aggregate amount of $1,000,000 or a whole multiple of $250,000 in excess thereof; and (ii) pertaining to Base Rate Loans shall be in a minimum aggregate amount of $100,000 or a whole multiple of $50,000 in excess thereof.

      SS.2.7.  CONVERSION OPTIONS.

            2.7.1. CONVERSION TO DIFFERENT TYPE OF REVOLVING CREDIT LOAN. The Borrower may elect from time to time to convert any Outstanding Loan to a Loan of another Type, PROVIDED that (a) with respect to any such conversion of a Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Days' prior written notice of such election and such conversion shall only be made on the last day of the Interest Period with respect thereto; (b) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Agent at least three (3) Eurodollar Business Days' prior written notice of such election; and (c) no Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of Outstanding Loans of any Type may be converted into a Loan of another Type as provided herein, PROVIDED that any partial conversion (a) into a Eurodollar Rate Loan shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof and (b) into a Base Rate Loan shall be in an aggregate principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Conversion Request relating to the conversion of a Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.

            2.7.2. CONTINUATION OF TYPE OF REVOLVING CREDIT LOAN. Any Loan of any Type may be continued as a Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in ss.2.7.1; PROVIDED that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this ss.2.7 is scheduled to occur.

            2.7.3. EURODOLLAR RATE LOANS. Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $250,000 in excess thereof.

      SS.2.8.  FUNDS FOR LOAN.

            2.8.1. FUNDING PROCEDURES. Not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Loans, each of the Banks will make available to the Agent, at the Agent's Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by ss.ss.11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Loans.

            2.8.2. ADVANCES BY AGENT. The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Loans to be made on such Drawdown Date, and the

Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, TIMES (b) the amount of such Bank's Commitment Percentage of such Loans, TIMES (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Loans shall become immediately available to the Agent, and the denominator of which is
365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be PRIMA FACIE evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

      SS.3.  REPAYMENT OF THE REVOLVING CREDIT LOANS.

      SS.3.1. MATURITY. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans Outstanding on such date, together with any and all accrued and unpaid interest thereon and any outstanding fees, expenses and other amounts owing hereunder.

      SS.3.2.  MANDATORY REPAYMENTS OF LOANS.

            ss.3.2.1. EXCEEDING TOTAL COMMITMENT. If at any time the sum of the Outstanding amount of the Loans, the Maximum Drawing Amount of the Revolver Letters of Credit and all Unpaid Reimbursement Obligations on the Revolver Letters of Credit exceeds the Total Commitment, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application: first, to any Unpaid Reimbursement Obligations on the Revolver Letters of Credit; second, to the Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by ss.4.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations on the Revolver Letters of Credit or prepayment of Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Bank's Commitment Percentage of such Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

            SS.3.2.2. CLEANUP PROVISION. The Borrower shall either (a) reduce the aggregate principal amount of Outstanding Loans (which shall include the Maximum Drawing Amount of all issued and outstanding Revolver Letters of Credit and all Reimbursement Obligations and Unpaid Reimbursement Obligations relating to the

Revolver Letters of Credit) to not more than $20,000,000 for a period of sixty
(60) consecutive days during the period commencing on the date hereof through and including November 30, 1997 and thereafter for the twelve (12) month period beginning on each December 1 and ending on each November 30 (the "Cleanup Period") or (b) reduce the aggregate principal amount of Outstanding Loans (which shall include the Maximum Drawing Amount of all issued and outstanding Revolver Letters of Credit and all Reimbursement Obligations and Unpaid Reimbursement Obligations relating to the Revolver Letters of Credit) to not more than $10,000,000 for forty-five (45) consecutive days during the Cleanup Period.

      SS.3.3. OPTIONAL REPAYMENTS OF LOANS. The Borrower shall have the right, at its election, to repay the Outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, PROVIDED that any full or partial prepayment of the Outstanding amount of any Eurodollar Rate Loans pursuant to this ss.3.3 may be made only on the last day of the Interest Period relating thereto. The Borrower shall give the Agent, no later than 12:00 noon, Boston time, at least one (1) Business Day's prior written notice of any proposed prepayment pursuant to this ss.3.3 of Base Rate Loans, and three (3) Eurodollar Business Days' notice of any proposed prepayment pursuant to this ss.3.3 of Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of Loans and the principal amount to be prepaid. Each such partial prepayment of the Loans shall be in a minimum aggregate amount of $100,000 or a whole multiple of $50,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

      SS.4.   LETTERS OF CREDIT.

            SS.4.1.  LETTER OF CREDIT COMMITMENTS.

            4.1.1.  COMMITMENT TO ISSUE LETTERS OF CREDIT.

            4.1.1.1. GENERAL PROVISIONS. The execution and delivery by the Borrower of a Letter of Credit Application requesting a standby letter of credit shall automatically be deemed a request for a Stand Alone Letter of Credit; PROVIDED, HOWEVER, in the event the Borrower does not have sufficient availability under the Total LC Commitment for the issuance of such requested Letters of Credit, the portion of such request which exceeds the availability of the Total LC Commitment shall instead be deemed a request for a Revolver Letter of Credit.

            4.1.1.2 COMMITMENT TO ISSUE STAND ALONE LETTERS OF CREDIT. Subject to the terms and conditions hereof (including, without limitation, the provisions of ss.4.1.1.1 above) and the execution and delivery by the Borrower of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Banks and in reliance upon the agreement of the Banks set forth in ss.4.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a "Stand Alone Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by the Agent; PROVIDED, HOWEVER, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations pertaining to such Stand Alone Letters of Credit shall not exceed the Total LC Commitment. If at any time the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations on the Stand Alone Letters of Credit exceeds the Total LC Commitment, then the Borrower shall immediately pay the amount of such excess to the Agent for the respect accounts of the Banks for application: first to any Unpaid Reimbursement Obligations on the Stand Alone Letters of Credit; and second, to provide to the Agent cash collateral for Reimbursment Obligations as contemplated by ss.4.2(b) and (c). Each payment of any Unpaid Reimbursement Obligation on the Stand Alone Letters of Credit shall be allocated among the Banks, in proportion, as nearly as practicable, to such Bank's LC Commitment Percentage of such Reimbursement Obligation, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

            4.1.1.3. COMMITMENT TO ISSUE REVOLVER LETTERS OF CREDIT. Subject to the terms and conditions hereof (including, without limitation, the provisions of ss.4.1.1.1 above) an the execution and delivery by the Borrower of a Letter of Credit Application, the Agent on behalf of the Banks and in reliance upon the agreement of the Banks set forth in ss.4.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby letters of credit (individually, a "Revolver Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by the Agent; PROVIDED, HOWEVER, that after giving effect to such request (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations pertaining to such Revolver Letters of Credit shall not exceed $10,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount on all Revolver Letters of Credit, (ii) all Unpaid Reimbursement Obligations on all Revolver Letters of Credit and (iii) the amount of all Loans Outstanding shall not exceed the Total Commitment.

            4.1.2. LETTER OF CREDIT APPLICATIONS. Each Letter of Credit Application shall be completed to the satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

            4.1.3. TERMS OF LETTERS OF CREDIT. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and
(b) have an expiry date no later than the earlier to occur of (i) the first anniversary date of the date of issue, extension or renewal and (ii) the date which is fifteen (15) days prior to the Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

            4.1.4. REIMBURSEMENT OBLIGATIONS OF BANKS. Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage or LC Commitment Percentage, as the case may be, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to ss.4.2 (such agreement by a Bank being called herein the "Letter of Credit Participation" of such Bank).

            4.1.5. PARTICIPATIONS OF BANKS. Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower's Reimbursement Obligation under ss.4.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to ss.4.2.

            4.1.6. REDUCTION OF TOTAL LC COMMITMENT. The Borrower shall have the right at any time and from time to time upon five (5) Business Days' prior written notice to the Agent to reduce by $1,000,000 or an integral multiple thereof or terminate entirely the Total LC Commitment, whereupon the LC Commitments of the Banks shall be reduced PRO RATA in accordance with their respective LC Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this ss.4.1.6, the Agent shall notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fees then accrued on the amount of the reduction. No reduction or termination of the LC Commitments under this ss.4.1.6 may be reinstated.

      SS.4.2. REIMBURSEMENT OBLIGATION OF THE BORROWER. In order to induce the Agent to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Agent hereunder,

            (a) except as otherwise expressly provided in ss.4.2(b), (c) and
      (d), on each date that any draft presented under such Letter of Credit is honored by the

      Agent, or the Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Agent or any Bank in connection with any payment made by the Agent or any Bank under, or with respect to, such Letter of Credit,

            (b) upon the reduction (but not termination) of (i) the Total Commitment to an amount less than the Maximum Drawing Amount on the Revolver Letters of Credit or (ii) the Total LC Commitment to an amount less than the Maximum Drawing Amount on the Stand Alone Letters of Credit, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Obligations, PROVIDED, HOWEVER, in the event that after such amount is deposited with the Agent the Maximum Drawing Amount decreases, the Agent shall refund to the Borrower an amount equal to such decrease, and

            (c) upon the termination of the Total Commitment, the Total LC Commitment or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with ss.13, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Obligations.

Each such payment shall be made to the Agent at the Agent's Head Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this ss.4.2 at any time from the date such amounts become due and payable (whether as stated in this ss.4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in ss.5.11 for overdue principal on the Loans. Any interest which accrues on amounts being held by the Agent as cash collateral for all Obligations shall also be held as cash collateral for all Obligations to the extent required to satisfy the provisions of clauses (a) through (d) above.

      SS.4.3. LETTER OF CREDIT PAYMENTS. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Agent as provided in ss.4.2 on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Banks committed to participate in such Letter of Credit of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent, at the Agent's Head Office, in immediately available funds, such Bank's Commitment Percentage or LC Commitment Percentage, as the case may be, of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, TIMES (b) the amount equal to such Bank's Commitment Percentage or LC Commitment Percentage, as the case may be, of such Unpaid Reimbursement Obligation, TIMES (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank's Commitment Percentage or LC Commitment Percentage, as the case may be, of such Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is 360. The responsibility of the Agent to the Borrower and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

      SS.4.4. OBLIGATIONS ABSOLUTE. The Borrower's obligations under this ss.4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agent and the Banks that the Agent and the Banks shall not be responsible for, and the Borrower's Reimbursement Obligations under ss.4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, PROVIDED that such documents conform on their face with the terms of the applicable Letter of Credit or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Bank to the Borrower.

      SS.4.5. RELIANCE BY ISSUER. To the extent not inconsistent with ss.4.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As between the Agent and the Banks, the Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. As between the Agent and the Banks, the Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

      SS.4.6. LETTER OF CREDIT FEE. The Borrower shall, on the first day of each fiscal quarter for the immediately preceding fiscal quarter and at such other time or times as such charges are customarily made by the Agent, pay a fee (in each case, a "Letter of Credit Fee") to the Agent (a) in respect of each standby Stand Alone Letter of Credit and Revolver Letter of Credit equal to the Applicable Margin set forth in the column headed "Letters of Credit" in such definition then in effect of the Maximum Drawing Amount of such Letter of Credit (the "Standby Margin") PLUS the Agent's customary issuance fee, which shall equal one quarter of one percent (1/4%) per annum of the Maximum Drawing Amount of each Letter of Credit (the "Issuance Fee"), and (b) in respect of each documentary Stand Alone Letter of Credit equal to (i) the Agent's Issuance Fee or amendment fee, as the case may be, PLUS (ii) the Agent's customary time negotiation fee PLUS (iii) the Applicable Margin set forth in the column headed "Letters of Credit" in such definition then in effect LESS three-quarters of one percent (3/4%) per annum of the Maximum Drawing Amount of such documentary Letter of Credit (the "Documentary Margin"). The Agent shall retain for its own account the Issuance Fees on all Letters of Credit and all amendment and negotiation fees, and will remit the remainder of the Letter of Credit Fees to the Banks in accordance with their respective Commitment Percentages and LC Commitment Percentages, as the case may be.

      SS.4.7. COMMITMENT FEE ON STAND ALONE LETTERS OF CREDIT. The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee calculated at the rate of one-half of one percent (1/2%) per annum on the average daily amount during each calendar quarter or portion thereof from the date hereof to the Maturity Date by which the Total LC Commitment exceeds the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations on the Stand Alone Letters of Credit during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

      SS.5.  CERTAIN GENERAL PROVISIONS.

      SS.5.1. CLOSING FEE. The Borrower agrees to pay to the Agent on the Closing Date a closing fee as described in a fee letter dated as of the date herewith (the "Fee Letter").

      SS.5.2. AGENT'S FEE. The Borrower shall pay to the Agent an Agent's fee as provided in the Fee Letter.

      SS.5.3.  FUNDS FOR PAYMENTS.

            5.3.1. PAYMENTS TO AGENT. All payments of principal, interest, Reimbursement Obligations, commitment fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts, area that the Agent may from time to time designate, in each case in immediately available funds.

            5.3.2. NO OFFSET, ETC. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

      SS.5.4. COMPUTATIONS. All computations of interest on the Base Rate Loans shall be based on a 365 or 366 day year, as the case may be, and paid for the actual number of days elapsed, and all computations of interest on the Eurodollar Rate Loans and of commitment fees, Letter of Credit Fees or other fees shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding amount of the Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the Borrower unless the Agent or such Bank shall notify the Borrower to the contrary.

      SS.5.5. INABILITY TO DETERMINE EURODOLLAR RATE. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Banks to make Eurodollar Rate Loans shall be suspended until the Agent or the Majority Banks determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

      SS.5.6. ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make Eurodollar Rate Loans or convert Loans of another Type to Eurodollar Rate Loans shall forthwith be suspended and (b) such Bank's Loans then Outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this ss.5.6, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

      SS.5.7. ADDITIONAL COSTS, ETC. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

      (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Bank's Commitment, LC Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

      (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents, or

      (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

      (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Bank's Commitment, such Bank's LC Commitment or any class of loans, letters of credit or commitments of which any of the Loans or such Bank's Commitment or LC Commitment forms a part, and the result of any of the foregoing is

                  (i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Bank's Commitment, LC Commitment or any Letter of Credit, or

                  (ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment, LC Commitment, any Letter of Credit or any of the Loans, or

                  (iii) to require such Bank or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

      SS.5.8. CAPITAL ADEQUACY. If after the date hereof any Bank or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's on the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower agrees to pay such Bank or (as the case may be) the Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Bank or (as the case may be) the Agent of a certificate in accordance with ss.5.9 hereof. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

      SS.5.9. CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to ss.ss.5.7 or 5.8 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

      SS.5.10. INDEMNITY. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with ss.2.6 or ss.2.7 or (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.

      SS.5.11. INTEREST AFTER DEFAULT. During the continuance of a Default or an Event of Default, the principal and interest of the Loans, Reimbursement Obligations and Unpaid Reimbursement Obligations shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the

Majority Banks pursuant to ss.26, bear interest at a rate per annum equal to two percent (2%) above the rate of interest otherwise applicable to such Loans pursuant to ss.2.5.

      SS.5.12. INTEREST LIMITATION. Notwithstanding any other term of this Credit Agreement or any Note or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any Person liable hereunder or under any Note by the Banks, shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest (the "Maximum Rate") which could lawfully be charged to collected under applicable law (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. Section 85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor the Maximum Rate, and any term of this Credit Agreement or any Note or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph. If, in any month, the effective interest rate on any amounts owing pursuant to this Credit Agreement, the Notes or any of the other Loan Documents, absent the Maximum Rate limitation contained herein, would have exceeded the Maximum Rate, and if in the future months, such effective interest rate would otherwise be less than the Maximum Rate, then the effective interest rate for such month shall be increased to the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Borrower's Obligations pursuant to this Credit Agreement, the Notes or the other Loan Documents, the total amount of interest paid or accrued under the terms of this Credit Agreement is less than the total amount of interest which would have been paid or accrued had the interest not been limited hereby to the Maximum Rate, then the Borrower shall, to the extent permitted by such applicable federal, state or other law, pay to the Banks hereunder or under the Notes an amount equal to the excess, if any, of (i) the lesser of (A) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect with respect to the Obligations hereunder or under the Notes and (B) the amount of interest which would have accrued had the effective interest rate applicable not been limited hereunder by the Maximum Rate over (ii) the amount of interest actually paid or accrued under this Credit Agreement.

      SS.6.  COLLATERAL SECURITY AND GUARANTIES.

            SS.6.1. SECURITY OF BORROWER. The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in the Mortgaged Property, a pledge of the stock of the Receivables Subsidiary, and a first priority security interest in certain other assets of the Borrower, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party.

            SS.6.2. GUARANTIES. The Obligations shall also be guaranteed pursuant to the terms of the Guaranty. The obligations of SRI under the Guaranty shall be in turn secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in certain assets of SRI, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which SRI is a party.

            SS.6.3. GUARANTIES AND SECURITY OF SUBSIDIARIES. In the event any new Subsidiary of the Borrower is formed or acquired after the Closing Date, simultaneously with such formation or acquisition, the Loan Documents shall be amended and/or supplemented as necessary to make the terms and conditions of the Loan Documents applicable to such Subsidiary, each such Subsidiary shall become a guarantor of the Obligations hereunder and secure its obligations under such guaranty by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in certain assets of such Subsidiary, whether then owned or thereafter acquired, pursuant to the terms of the Security Documents to which such Subsidiary will become a party, with all such additional documents or modifications to be in form and substance satisfactory to the Agent.

            SS.6.4. TERMINATION OF SECURITY INTEREST. The security interest granted pursuant to this ss.6 shall, upon the indefeasible repayment in full, in cash, of all the Obligations other than Obligations in respect of indemnities relating to unasserted claims which survive termination of this Credit Agreement, the termination of the Commitments, the LC Commitments and the return of all issued and unexpired Letters of Credit, terminate.

      SS.7. REPRESENTATIONS AND WARRANTIES. Each of the Borrower and SRI represents and warrants to the Banks and the Agent as follows:

      SS.7.1.  CORPORATE AUTHORITY.

            7.1.1. INCORPORATION; GOOD STANDING. Each of SRI, the Borrower and each of their respective Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of SRI, the Borrower and their Subsidiaries on a consolidated basis.

            7.1.2. AUTHORIZATION. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which SRI, the Borrower or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate authority of such Person, (b) have been duly authorized by all necessary corporate proceedings,
(c) do not conflict with or result in
any breach or contravention of any provision of law, statute, rule or regulation to which SRI, the Borrower or any Subsidiary is subject or any judgment, order, writ, injunction, license or permit applicable to SRI, the Borrower or any Subsidiary and (d) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, SRI, the Borrower or any of their Subsidiaries.

            7.1.3. ENFORCEABILITY. The execution and delivery of this Credit Agreement and the other Loan Documents to which SRI, the Borrower or any of their Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

      SS.7.2. GOVERNMENTAL APPROVALS. The execution, delivery and performance by SRI, the Borrower and any of their Subsidiaries of this Credit Agreement and the other Loan Documents to which SRI, the Borrower or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

      SS.7.3. TITLE TO PROPERTIES; LEASES. Except as indicated on SCHEDULE 7.3 hereto, SRI, the Borrower and their Subsidiaries own all of the assets reflected in the consolidated and consolidating balance sheet of SRI, the Borrower and their Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

      SS.7.4.  FINANCIAL STATEMENTS AND PROJECTIONS.

            7.4.1. FINANCIAL STATEMENTS. There has been furnished to each of the Banks a consolidated and consolidating balance sheet of SSI and its Subsidiaries as at the Balance Sheet Date, and a consolidated and consolidating statement of income of SSI and its Subsidiaries for the period then ended, certified by a member of senior management of the Borrower. Such balance sheet and statement of income have been prepared in accordance with Generally Accepted Accounting Principles and fairly present the financial condition of SSI, SRI and the Borrower as at the close of business on the date thereof (excluding normal year-end adjustments) and the results of operations for the period then ended. There are no contingent liabilities of SSI or any of its Subsidiaries as of such date involving material amounts, known to the officers of SSI, SRI or the Borrower, which were not disclosed in such balance sheet and the notes related thereto. In addition, there has been furnished to each of the Banks SSI's most recent Form 10-K (the "10-K") for the fiscal year ended January, 1996 and Form 10-Q (the '"10-Q") for the fiscal quarter ended November 2, 1996.

            7.4.2. PROJECTIONS. The six (6) month seasonal income statement plan of SSI and its Subsidiaries on a consolidated basis, for the six (6) month period commencing January 30, 1997 and through July 30, 1997 (and, with the six month seasonal income statement plan for the six month period commencing on the Saturday closest to July 30 through the Saturday closest to January 30, the "Seasonal Projections"), the projected capital budget and projected cash flow statements for the fiscal year ended January 28, 1997 (the "Fiscal Year Projections") and the annual projected balance sheets, income statements and cash flow statements of SSI and its Subsidiaries on a consolidated basis for the 1996 to 2000 fiscal years (the "Annual Projections" and, collectively with the Seasonal Projections, and the Fiscal Year Projections, the "Projections"), copies of which have been delivered to each Bank, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such Projections. The Projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and as at the Closing Date reflect the reasonable estimates of SSI and its Subsidiaries of the results of operations and other information projected therein, it being understood that the projections are not guarantees of results and that actual results will vary from the projections, and such variations may be material.

      SS.7.5. NO MATERIAL CHANGES, ETC. Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of SRI, the Borrower and their Subsidiaries as shown on or reflected in the consolidated balance sheet of SRI, the Borrower and their Subsidiaries as at the Balance Sheet Date, or the consolidated and consolidating statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of SRI, the Borrower and their Subsidiaries on a consolidated basis. Since the Balance Sheet Date, neither SRI nor the Borrower has made any Distributions.

      SS.7.6. FRANCHISES, PATENTS, COPYRIGHTS, ETC. Each of SRI, the Borrower and each of their Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

      SS.7.7. LITIGATION. Except as set forth in SCHEDULE 7.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against SRI, the Borrower or any of their Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, would reasonably be expected, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of SRI, the Borrower or any of their Subsidiaries or materially impair the right of SRI, the Borrower and their Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of SRI, the Borrower and their Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

      SS.7.8. NO MATERIALLY ADVERSE CONTRACTS, ETC. Neither SRI, the Borrower nor any of their Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of SRI, the Borrower or any of their Subsidiaries. Neither SRI, the Borrower nor any of their Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any materially adverse effect on the business of SRI, the Borrower and their Subsidiaries on a consolidated basis.

      SS.7.9. COMPLIANCE WITH OTHER INSTRUMENTS, LAWS, ETC. Each of SRI, the Borrower and any of their Subsidiaries is not in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could reasonably be expected to materially and adversely affect the financial condition, properties or business of SRI, the Borrower and their Subsidiaries on a consolidated basis.

      SS.7.10. TAX STATUS. SRI, the Borrower and their Subsidiaries (a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject,
(b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

      SS.7.11. NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

      SS.7.12. HOLDING COMPANY AND INVESTMENT COMPANY ACTS. Neither SRI, the Borrower nor any of their Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

      SS.7.13. ABSENCE OF FINANCING STATEMENTS, ETC. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of SRI, the Borrower or any of their Subsidiaries or any rights relating thereto.

      SS.7.14. PERFECTION OF SECURITY INTEREST. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary, under applicable law, to establish and perfect the Agent's security interest in the Collateral. The Collateral and the Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. Each of SRI and the Borrower is the owner of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

      SS.7.15. CERTAIN TRANSACTIONS. Except (a) as disclosed on SCHEDULE 7.15 hereto; (b) for consulting arrangements with Bain Capital, Inc. and (c) for arm's length transactions pursuant to which SRI, the Borrower or any of their Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than SRI, the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of SRI, the Borrower or any of their Subsidiaries is presently a party to any contract, agreement or other arrangement with SRI, the Borrower or any of their Subsidiaries (other than for services as employees, officers and directors), providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

      SS.7.16.  EMPLOYEE BENEFIT PLANS.

            7.16.1. IN GENERAL. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by ss.412 of ERISA. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under ss.103(d) of ERISA, with respect to each Guaranteed Pension Plan.

            7.16.2. TERMINABILITY OF WELFARE PLANS. No Employee Benefit Plan which is an employee welfare benefit plan within the meaning of ss.3(1) or ss.3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment except as required by Title I, Part 6 of ERISA or applicable state insurance laws. The Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower without liability to any Person other than for claims arising prior to termination.

            7.16.3. GUARANTEED PENSION PLANS. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of ss.302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower not any ERISA Affiliate is obligated to or has posted security in connection with an amendment of a guaranteed Pension Plan pursuant to ss.307 of ERISA or ss.401(a)(29) of the Code. Except as set forth on SCHEDULE 7.16.3 hereto, no liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of ss.4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than $100,000.

            7.16.4. MULTIEMPLOYER PLANS. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under ss.4201 of ERISA or as a result of a sale of assets described in ss.4204 of ERISA that has not been satisfied in full. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of ss.4241 or ss.4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under ss.4041A of ERISA.

      SS.7.17. REGULATIONS U AND X. The proceeds of the Loans shall be used to convert existing Indebtedness to the Banks under the Original Credit Agreement to Loans and Letters of Credit, as the case may be, hereunder and for working capital and general corporate purposes The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

      SS.7.18. ENVIRONMENTAL COMPLIANCE. Except as set forth on SCHEDULE 7.18 hereto:

      (a) none of SRI, the Borrower, any of their Subsidiaries or any operator of the Real Estate or any operations thereon is in violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would reasonably be expected to have a material adverse effect on the environment or the business, assets or financial condition of SRI, the Borrower and their Subsidiaries on a consolidated basis;

      (b) neither SRI, the Borrower nor any of their Subsidiaries has received written notice from any third party including, without limitation: any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. ss. 9601(5), any hazardous substances as defined by 42 U.S.C.ss. 9601(14), any pollutant or contaminant as defined by 42 U.S.C.ss.9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that SRI, the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances except for such of the foregoing clauses (i) through (iii) which would not reasonably be expected to have a materially adverse effect on the business, assets or financial condition of SRI, the Borrower and their Subsidiaries on a consolidated basis;

      (c) except as would not reasonably be expected to have a materially adverse effect on the business, assets or financial condition of SRI, the Borrower and their Subsidiaries on a consolidated basis:
            (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable

            Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by SRI, the Borrower, their Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or have a materially adverse effect on the environment; (iv) to the best of the Borrower's knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, has come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, to the best of the Borrower's knowledge, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are operating in compliance with such permits and applicable Environmental Laws; and

      (d) Neither SRI, the Borrower nor any of their Subsidiaries, any Mortgaged Property or any of the other Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby where the failure to comply with such Environmental Laws would be expected to have a materially adverse effect on the business, assets or financial condition of SRI, the Borrower and their Subsidiaries on a consolidated basis.

      SS.7.19. SUBSIDIARIES, ETC. The Receivables Subsidiary is the only Subsidiary of the Borrower, and the Borrower owns one hundred percent (100%) of the issued and outstanding capital stock of the Receivables Subsidiary. The Borrower is the only direct Subsidiary of SRI, and SRI owns one hundred percent (100%) of the issued and outstanding capital stock of the Borrower. SRI is the only Subsidiary of SSI, and SSI owns one hundred percent (100%) of the issued and outstanding capital stock of SRI.

Except as set forth on SCHEDULE 7.19 hereto, neither SRI, the Borrower nor any Subsidiary of the Borrower or SRI is engaged in any joint venture or partnership with any other Person.

      SS.7.20. SENIOR DEBT. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which SRI, the Borrower or any of their Subsidiaries is or is to become a party and, the transactions contemplated hereby and thereby (a) does not violate any provision of the Senior Notes, the Senior Subordinated Notes, the Senior Notes Indenture or the Senior Subordinated Notes Indenture (b) the Indebtedness arising hereunder constitutes permitted "Indebtedness" (as defined in the Senior Notes Indenture and Senior Subordinated Notes Indenture (collectively, the "Indentures")) pursuant to the terms of the Indentures, (c) the liens arising as a result of this transaction constitute "Permitted Liens" (as defined in the Indentures) pursuant to the terms of the Indentures and (d) the Obligations constitute "Senior Debt" (as defined in the Senior Subordinated Notes Indenture) pursuant to the terms of the Senior Subordinated Notes Indenture, to which the Senior Subordinated Notes are subordinated and junior in rights of payment.

      SS.7.21. FISCAL YEAR. Each of SRI and the Borrower has a fiscal year which ends on the Saturday closest to the end of January of each year.

      SS.7.22. INSURANCE. Each of SRI, the Borrower and each of their Subsidiaries maintains with financially sound and reputable insurers insurance with respect to its properties and businesses against such casualties and contingencies as are in accordance with general practices of businesses engaged in similar activities and similar geographic areas, with the details of such coverage being more fully described on SCHEDULE 7.22 hereto.

      SS.8. AFFIRMATIVE COVENANTS OF THE BORROWER. Each of SRI and the Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

      SS.8.1. PUNCTUAL PAYMENT. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the commitment fees, the Agent's fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

      SS.8.2. MAINTENANCE OF OFFICE. The Borrower will maintain its chief executive office in 10201 Main Street, Houston, Texas, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

      SS.8.3. RECORDS AND ACCOUNTS. SRI and the Borrower will (a) keep, and cause each of their Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with Generally Accepted Accounting Principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

      SS.8.4. FINANCIAL STATEMENTS, CERTIFICATES AND INFORMATION. The Borrower will deliver to each of the Banks:

      (a) as soon as practicable, but in any event not later than one hundred ten (110) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of SSI and its Subsidiaries and the consolidating balance sheet of SSI and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with Generally Accepted Accounting Principles, and certified (as to consolidated statements) without qualification by SSI's accountants or by other independent certified public accountants satisfactory to the Agent, together with a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; PROVIDED that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default;

      (b) as soon as practicable, but in any event not later than fifty (50) days after the end of each of the fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of SSI and its Subsidiaries and the unaudited consolidating balance sheets of SSI and its Subsidiaries, each as at the end of such quarter, and the related consolidated and consolidating statements of income and consolidated and consolidating statement of cash flow for the portion of the fiscal year then elapsed, all in reasonable detail and prepared in accordance with Generally Accepted Accounting Principles, together with a certification by the principal financial or accounting officer of SRI and the Borrower that the information contained in such financial statements fairly presents the financial position of SRI and its Subsidiaries on the date thereof and for the period then ended (subject to year-end adjustments);

      (c) as soon as practicable, but in any event within thirty-five (35) days after the end of each month in each fiscal year of the Borrower, preliminary and unaudited monthly consolidated income statement and balance sheet of SSI and its Subsidiaries for such month and unaudited monthly consolidating income statement and balance sheet of SSI and its Subsidiaries for such month, and the related consolidated and consolidating financial statements of SSI and its Subsidiaries for the portion of the Borrower's fiscal year then elapsed, setting forth in comparative form the figures set forth in the Seasonal Projections and projected capital budget portion of the Fiscal Year Projections delivered pursuant to ss.7.4.2 (or, if updated, pursuant to ss.8.4(d) or (h)) for the comparable period and those figures for the comparable period in the preceding fiscal year (in the consolidated statement only), each prepared in accordance with Generally Accepted Accounting Principles, together with a certification by the principal financial or accounting officer of SRI that the information contained in such financial statements fairly presents the financial condition of SRI and its Subsidiaries on the date thereof and for the period then ended (subject to any quarterly and year-end adjustments);

      (d) not later than January 1 and July 1 of each year, the Seasonal Projections of SRI, the Borrower and their Subsidiaries, and not later than January 15 of each year, (i) the Fiscal Year Projections of SRI, the Borrower and their Subsidiaries, updating those Seasonal Projections and Fiscal Year Projections delivered to the Banks and referred to in ss.7.4.2 and (ii) the cash flow budget of SSI and its Subsidiaries for such year;

      (e) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of EXHIBIT C hereto (the "Compliance Certificate") and setting forth in reasonable detail computations evidencing compliance with the covenants contained inss.10 and (if applicable) reconciliations to reflect changes in Generally Accepted Accounting Principles since the Balance Sheet Date, and within ten
            (10) Business Days after the Borrower's fiscal month ending in December of each fiscal year, a Compliance Certificate setting forth in reasonable detail computations evidencing compliance with the covenant contained inss.10.6 hereof. To the extent that the Compliance Certificate states that (i) the financial statements of SSI and its Subsidiaries fairly present in all material respects the financial condition of SRI and its Subsidiaries for the period in respect of which such certificate shall be given and (ii) the consolidated revenue of SRI and its Subsidiaries constitutes substantially all of the consolidated revenues of SSI and its Subsidiaries and that the combined assets of SRI and its Subsidiaries constitutes substantially all of the consolidated assets of SSI and its Subsidiaries, then for purposes of demonstrating compliance with ss.10 hereof, SRI and the Borrower may use the consolidated financial statements of SSI in lieu of the actual consolidated financial statements of SRI and the Borrower;

      (f) as soon as practicable, but in any event within thirty-five (35) days after the end of each month in each fiscal year of the Borrower, (i) a store by store analysis setting forth the financial information for each store (including such store's monthly sales) for such month, a comparison of such information to the Borrower's current budget for such store and a comparison of such information to the similar financial information for such store in the prior year, as well as an aggregate financial statement for all stores as compared to the similar financial information for all stores contained in the Borrower's budget and a comparison of such information to the same information for all stores in the prior year and (ii) a calculation of the Borrower's EBITDA for the prior month;

      (g) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission and sent to the stockholders of SSI generally, including without limitation, copies of the 10-K and 10-Q of SSI;

      (h) contemporaneously with the receipt by the Borrower thereof, copies of all letters and other reports of substance submitted to SSI, the Borrower or SRI by independent certified public accountants in connection with any annual or interim audit of the books of SSI, the Borrower or SRI made by such accountants, including, without limitation, all reconciliations made from SSI's management prepared financial statements to its 10-K and 10- Q for the same period;

      (i) from time to time upon request of the Agent, Annual Projections of SRI, the Borrower and their Subsidiaries updating those Annual Projections delivered to the Banks and referred to in ss.7.4.2 or, if applicable, updating any later such Annual Projections delivered in response to a request pursuant to this ss.8.4(i);

      (j) as soon as practicable, but in any event within three (3) days after the end of each of the Borrower's fiscal weeks for the Borrower's fiscal month of December of each year, a store by store analysis setting forth the sales for each store for such fiscal week and a comparison of such information to the similar information for such store in the prior year, as well as an aggregate financial statement for all stores as compared to the similar information for all stores contained in the Borrower's budget and a comparison of such information to the same information for all stores in the prior year;

      (k) as soon as practicable, but in any event within thirty-five (35) days after the end of each fiscal month of the Borrower, the Borrower's "cash flow report", which report shall set forth the Borrower's cash flow for such month, a comparison of such information to the Borrower's current monthly budget for such month, together with a comparison of such information to the Borrower's actual budget, together with any and all updates to the Borrower's budget;

      (l) contemporaneously with the mailing or other dissemination thereof, copies of all press releases by SSI or any of its Subsidiaries; and

      (m) from time to time such other financial data and information as the Agent or any Bank may reasonably request.

      SS.8.5.  NOTICES.

            8.5.1. DEFAULTS. The Borrower will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

            8.5.2. ENVIRONMENTAL EVENTS. The Borrower will promptly give notice to the Agent and each of the Banks (a) of any violation of any Environmental Law that SRI, the Borrower or any of their Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action pursuant or related to Environmental Laws, including a written notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that could reasonably be expected to materially adversely affect the assets, liabilities, financial conditions or operations of SRI, the Borrower and their Subsidiaries on a consolidated basis, or the Agent's mortgages, deeds of trust or security interests pursuant to the Security Documents.

            8.5.3. NOTIFICATION OF CLAIM AGAINST COLLATERAL. The Borrower will, immediately upon becoming aware thereof, notify the Agent and each of the Banks in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Agent's rights with respect to the Collateral, are subject.

            8.5.4. NOTICE OF LITIGATION AND JUDGMENTS. SRI and the Borrower will, and will cause each of their Subsidiaries to, give notice to the Agent and each of the Banks in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting SRI, the Borrower or any of their Subsidiaries or to which SRI, the Borrower or any of their Subsidiaries is or becomes a party involving an uninsured claim against SRI, the Borrower or any of their Subsidiaries that could reasonably be expected to have a materially adverse effect on SRI, the Borrower and their Subsidiaries on a consolidated basis and stating the nature and status of such litigation or proceedings. SRI and the Borrower will, and will cause each of their Subsidiaries to, give notice to the Agent and each of the Banks, in writing, in form and detail satisfactory to the Agent, within ten
(10) days of any judgment not covered by insurance, final or otherwise, against SRI, the Borrower or any of their Subsidiaries in an amount in excess of $200,000.

      SS.8.6. CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. Each of SRI and the Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of their Subsidiaries. Each (a) will cause all of its properties and those of their Subsidiaries used or useful in the conduct of its business or the business of their Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of their Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; PROVIDED that nothing in this ss.8.6 shall prevent SRI or the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries (unless such Subsidiary is the Borrower) if such discontinuance is, in the judgment of SRI or the Borrower, as the case may be, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of SRI, the Borrower and their Subsidiaries on a consolidated basis.

      SS.8.7. INSURANCE. SRI and the Borrower will, and will cause each of their Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as described on SCHEDULE 7.22 hereto, and as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent. The Borrower will, and will cause each of their Subsidiaries to, maintain insurance on the Mortgaged Property in accordance with the terms of the Mortgage.

      SS.8.8. TAXES. SRI and the Borrower will, and will cause each of their Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid would reasonably be expected by law to become a lien or charge upon any of its property; PROVIDED that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if SRI, the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and PROVIDED FURTHER that SRI, the Borrower and each of their Subsidiaries will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

            SS.8.9.  INSPECTION OF PROPERTIES AND BOOKS, ETC.

            8.9.1. GENERAL. SRI and the Borrower shall permit the Banks, through the Agent or any of the Banks' other designated representatives, to visit, during normal business hours, and inspect any of the properties of SRI, the Borrower or any of their Subsidiaries, to examine the books of account of SRI, the Borrower and their Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of SRI, the Borrower and their Subsidiaries with, and to be advised as to the same by, their and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request. Each of SRI, the Borrower and any of their Subsidiaries shall permit the Agent, the Banks or any of their or their designated representatives to conduct commercial finance examinations, such examinations to be at the Borrower's expense, PROVIDED, HOWEVER, if no Default or Event of Default exists or is continuing, the Borrower shall only be required to pay for one such examination per calendar year.

            8.9.2. APPRAISALS. If an Event of Default shall have occurred and be continuing, or if any Bank is required by any law, rule, regulation or directive to obtain an appraisal, upon the request of the Agent, the Borrower will obtain and deliver to the Agent appraisal reports in form and substance and from appraisers satisfactory to the Agent, stating (a) the then current fair market, orderly liquidation and forced liquidation values of the Mortgaged Property and
(b) the then current business value of each of the Borrower and its Subsidiaries. All such appraisals shall be conducted and made at the expense of the Borrower.

            8.9.3. ENVIRONMENTAL ASSESSMENTS. If an Event of Default shall have occurred and be continuing or if the Borrower gives notice pursuant to ss.8.5.2(a) to the Agent and the Banks of a violation of an Environmental Law or becomes aware of any inquiry, proceeding, investigation or other action pursuant to or related to Environmental Laws, the Agent may, in its discretion for the purpose of assessing and ensuring the value of the Mortgaged Property, obtain one or more environmental assessments or audits of such Mortgaged Property prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Agent to evaluate or confirm (a) whether any Hazardous Materials are present in the soil or water at such Mortgaged Property and (b) whether the use and operation of such

Mortgaged Property complies with all Environmental Laws. Environmental assessments may include without limitation detailed visual inspections of such Mortgaged Property including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Agent deems appropriate. All such environmental assessments shall be conducted and made at the expense of the Borrower.

            8.9.4. COMMUNICATIONS WITH ACCOUNTANTS. Each of SRI and the Borrower authorizes the Agent and, if accompanied by the Agent, the Banks to communicate directly with SRI's and the Borrower's independent certified public accountants and authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of SRI, the Borrower or any of their Subsidiaries. At the request of the Agent, SRI or the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this ss.8.9.4.

      SS.8.10. COMPLIANCE WITH LAWS, CONTRACTS, LICENSES, AND PERMITS. Each of SRI and the Borrower will, and will cause each of their Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws except for such noncompliance which would not reasonably be expected to have a materially adverse effect on the business, assets or financial condition of SRI, the Borrower and their Subsidiaries on a consolidated basis, (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that SRI, the Borrower or any of their Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which SRI, the Borrower or such Subsidiary is a party, SRI and the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of SRI or the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

      SS.8.11. EMPLOYEE BENEFIT PLANS. Upon the Agent's request, the Borrower will (i) promptly furnish to the Agent a copy of the most recent actuarial statement required to be submitted under ss.103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under ss.ss.302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or
in respect of a Multiemployer Plan, under ss.ss.4041A, 4202, 4219, 4242, or 4245 of ERISA.

      SS.8.12. USE OF PROCEEDS. The Borrower will use the proceeds of the Loans and will obtain Letters of Credit to convert existing Indebtedness to the Banks under the Original Credit Agreement to Loans and Letters of Credit, as the case may be, hereunder and for working capital and general corporate purposes.

      SS.8.13. FURTHER ASSURANCES. Each of SRI and the Borrower will, and will cause each of their Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

      SS.9. CERTAIN NEGATIVE COVENANTS OF THE BORROWER. Each of SRI and the Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligations to issue, extend or renew any Letters of Credit:

      SS.9.1. RESTRICTIONS ON INDEBTEDNESS. Each of SRI and the Borrower will not, and will not permit any of their Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

      (a) Indebtedness to the Banks and the Agent arising under any of the Loan Documents;

      (b) current liabilities of SRI, the Borrower or such Subsidiary incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis extended in connection with normal purchases of goods and services;

      (c) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of ss.8.8;

      (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which SRI, the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

      (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

      (f) Indebtedness of SRI and the Borrower evidenced by the Senior Notes and Indebtedness of SRI and the Borrower consisting of Subordinated Debt;

      (g) obligations of SRI or the Borrower under Capitalized Leases not exceeding $4,000,000 in aggregate amount at any time outstanding;

      (h) Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by SRI or the Borrower, PROVIDED that the aggregate principal amount of such Indebtedness of SRI and the Borrower shall not exceed the aggregate amount of $3,000,000 outstanding at any one time;

      (i)   Indebtedness existing on the date hereof and listed and described on
            SCHEDULE 9.1 hereto;

      (j) Indebtedness of a Subsidiary of the Borrower to the Borrower, which Indebtedness exists on the Closing Date;

      (k) Indebtedness arising under the Receivables Purchase Agreement and Pooling and Servicing Agreement;

      (l) in addition to the Indebtedness incurred pursuant to clause (h) above, Indebtedness incurred or assumed by SRI or the Borrower in connection with acquisitions permitted byss.9.5.1, PROVIDED that the aggregate principal amount of such Indebtedness incurred or assumed by SRI and the Borrower shall not exceed the aggregate amount of $8,000,000 during the term of this Credit Agreement and PROVIDED, FURTHER that such Indebtedness is expressly subordinated in right of payment to the Obligations on terms acceptable to the Agent, including without limitation no cash payments of principal until after the Maturity Date;

      (m) Indebtedness in respect of dividends declared by SRI, the Borrower or the Receivables Subsidiary as permitted under ss.9.4 but not yet paid;

      (n) Indebtedness in respect of indemnification obligations of SRI and the Borrower to their respective officers and directors pursuant to their charter documents;

      (o) Indebtedness to the Seasonal Revolver Banks and the Seasonal Revolver Agent arising under the Seasonal Revolving Agreement;

      (p) Indebtedness of the Receivables Subsidiary evidenced by the Receivables Subsidiary Notes; and

      (q) Indebtedness of SRI and the Borrower to SSI pursuant to the Junior Subordinated Notes, PROVIDED, the aggregate principal amount of all such Indebtedness shall not exceed $65,000,000 outstanding at any one time.

      SS.9.2. RESTRICTIONS ON LIENS. Each of SRI and the Borrower will not, and will not permit any of their Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid would reasonably be expected by law or upon bankruptcy or insolvency, or otherwise, to be given any priority whatsoever over its general creditors; or
(e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; PROVIDED that each of SRI, the Borrower and any Subsidiary of SRI or of the Borrower may create or incur or suffer to be created or incurred or to exist:

            (i) liens to secure taxes, assessments and other government charges in respect of obligations not overdue;

            (ii) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

            (iii) liens on properties other than the Mortgaged Property in respect of judgments or awards, the Indebtedness with respect to which is permitted by ss.9.1(d);

            (iv) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties other than the Mortgaged Property, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

            (v)   liens in respect of Capitalized Leases;

            (vi) encumbrances on Real Estate other than the Mortgaged Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which in the reasonable opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower individually or of the Borrower and its Subsidiaries on a consolidated basis;

            (vii) liens existing on the date hereof and listed on SCHEDULE 9.2 hereto;

            (viii) purchase money security interests in or purchase money mortgages on real or personal property other than Mortgaged Properties acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by ss.9.1(h), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

            (ix) liens and encumbrances on the Mortgaged Property as and to the extent permitted by the Mortgage;

            (x) liens in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents;

            (xi) liens on the Borrower's or the Receivable Subsidiary's credit card receivables in favor of the buyers pursuant to the Receivables Purchase Agreement and the Pooling and Servicing Agreement, to the extent that the same do not constitute a true sale;

            (xii) liens on assets and property of SRI, the Borrower and their Subsidiaries when such assets and property, individually and in the aggregate, have a value of less than $50,000; and

            (xiii) liens in favor of the holders of the Receivables Subsidiary Notes on the Transferor Retained Certificates and the Transferor Interest (as such terms are defined in the Pooling and Servicing Agreement).

      SS.9.3. RESTRICTIONS ON INVESTMENTS. Each of SRI and the Borrower will not, and will not permit any of their Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

      (a) marketable direct or guaranteed obligations of the United States of America that mature within six (6) months from the date of purchase by the Borrower;

      (b) demand deposits, certificates of deposit, bankers acceptances and time deposits with maturities of six (6) months or less of United States banks having capital and surplus in excess of $500,000,000;

      (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Services, Inc., and not less than "A 1" if rated by Standard and Poor's;

      (d)   Investments consisting of acquisitions permitted by ss.9.5.1 hereof;

      (e) Investments with respect to Indebtedness permitted by ss.9.1(j) so long as such entities remain Subsidiaries of either SRI or the Borrower, as the case may be;

      (g) Investments in the Receivables Subsidiary received in consideration of sales of accounts receivable permitted under ss.9.5.2; and

      (h) Investments consisting of loans to officers, directors and employees of SRI and the Borrower or Investments consisting of the repurchase by SRI or the Borrower of real property consisting of the personal residences of certain officers, directors or employees of SRI or the Borrower in connection with relocation of such officers, directors or employees, which loans and repurchases shall not exceed at any one time, in the aggregate, $3,000,000 LESS the sum of (i) Investments consisting of loans to officers, directors and employees of SRI and the Borrower then outstanding on the Closing Date PLUS
            (ii) the amount of any Distributions made for the repurchase of employee stock pursuant toss.9.4 net of the amount of any sales of stock to employees.

      SS.9.4. DISTRIBUTIONS; REPAYMENT. SRI will not make any Distributions or make any repayments in respect of intercompany indebtedness or any other payments to any stockholder of SRI, PROVIDED, HOWEVER, if no Default or Event of Default has occurred or is continuing or would exist after giving effect thereto, SRI shall be permitted to (a) make a payment to SSI to reimburse it for
(i) its out-of-pocket administrative expenses (including without limitation, legal, accounting, franchise tax and general operating expenses) in an amount not to exceed, in the aggregate, $500,000 in any fiscal year, and (ii) the amount of income tax payments to be made by SSI pursuant to the terms of the Federal Income Tax Allocation Agreement dated as of August 2, 1993 by and among SSI, SRI, the Borrower and the Receivables Subsidiary, in the form delivered to the Agent prior to the Closing Date in an aggregate amount with respect to each year not to exceed SSI's actual income tax paid with respect to such year, and
(b) make Distributions to SSI in an amount which shall not exceed at any time, in the aggregate, $2,500,000 LESS the sum of (i) Distributions previously made to SSI for the repurchase of employee stock net of the amount of any sales of stock to employees PLUS (ii) the amount of Investments made consisting of employee loans or repurchases permitted pursuant to ss.9.3(h), PROVIDED such Distribution is used by SSI for the repurchase of employee stock. The Borrower will not, and will not permit its

Subsidiaries to, directly or indirectly make any repayments in respect of intercompany indebtedness or any other payments to any Affiliate other than SRI or the Borrower. In addition, the Borrower will not permit its Subsidiaries to, directly or indirectly, make any Distributions prior to the repayment by such Subsidiary of all intercompany indebtedness of such Subsidiary PROVIDED, HOWEVER, so long as no Default or Event of Default has occurred or is continuing or would exist as a result thereof, the Receivables Subsidiary shall be permitted to make Distributions to the Borrower prior to the repayment of all of its intercompany indebtedness in an amount not to exceed the amount of Defaulted Receivables (as defined in the Receivables Purchase Agreement) repurchased by the Borrower from the Receivables Subsidiary pursuant to the terms and conditions set forth in the Receivables Purchase Agreement and Pooling and Servicing Agreement and provided that such Distributions are made by the end of the calendar month in which the Borrower purchased such Defaulted Receivables.

      SS.9.5.  MERGER, CONSOLIDATION AND DISPOSITION OF ASSETS.

            9.5.1. MERGERS AND ACQUISITIONS. Neither SRI nor the Borrower will become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practice (including, without limitation, the purchase of deminimis amounts of capital stock by SRI or any of its Subsidiaries of another Person in the same or a similar line of business) or the merger of SRI and the Borrower) except (a) the merger of SRI with and into the Borrower, with the Borrower being the surviving entity and changing its name to "Specialty Retailers, Inc.", PROVIDED that (i) no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto; (ii) the Borrower has provided the Agent with prior written notice of such merger;
(iii) the Borrower has provided to the Agent copies of all documents, instrument and agreements pertaining to the merger, and such documents, instruments and agreements are in form and substance satisfactory to the Agent; (iv) the Borrower has delivered to the Agent evidence that the merger would not either
(1) violate the terms of any other agreement to which either the Borrower or SRI is a party or (2) if any violation would occur, such violation of any such agreement or agreements would have a material adverse effect on the SRI, the Borrower or any of their Subsidiaries, (v) all actions as are required by the Agent have been taken to continue the perfected first priority security interest of the Agent in the Collateral and (vi) the Loan Documents have been amended to reflect the change in the Borrower's name thereunder; and (b) the Borrower may effect acquisitions of entities which are in the same or a similar line of business as the Borrower, PROVIDED, that (i) no Default or Event of Default has occurred or is continuing or would exist after giving effect thereto; (ii) the Borrower has provided the Agent with prior written notice of each such acquisition; (iii) the aggregate total consideration for all such acquisitions (which shall include, without limitation, the cash purchase price of such acquisition and any Indebtedness incurred or assumed by the Borrower in connection therewith) does not exceed, in the aggregate, $10,000,000 during the term of this Credit Agreement; (iv) the Borrower has demonstrated to the Agent based on a PRO FORMA Compliance Certificate covenant compliance with ss.10 on a PRO FORMA basis immediately prior to and after giving effect to each such acquisition on the assumption that each such acquisition occurred at the beginning of the covenant calculations period; (v) any payments on acquisition related debt instruments shall be included in the calculation of Debt Service; and (vi) any acquisition related debt instruments would not violate the restrictions on Indebtedness set forth in ss.9.1.

      In the event any new Subsidiary is formed as a result of or in connection with any acquisition, and such Subsidiary is not immediately merged with and into the Borrower with the Borrower being the surviving entity, the Loan Documents shall be amended and/or supplemented as necessary to make the terms and conditions of the Loan Documents applicable to such Subsidiary, and such Subsidiary shall be required to execute and deliver to the Agent (a) a guaranty satisfactory to the Agent guaranteeing the Obligations of the Borrower to the Agent and the Banks and (b) a security agreement and such other security documents as the Agent and the Banks shall require in order to grant to the Agent for the benefit of the Agent and the Banks a first priority perfected security interest on all of such new Subsidiary's assets.

            9.5.2. DISPOSITION OF ASSETS. Each of SRI and the Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than (a) the disposition of assets (including obsolete assets) in the ordinary course of business, consistent with past practices, (b) the sale of credit card receivables to the Receivables Subsidiary pursuant to the Receivables Purchase Agreement and the pooling and sale of such receivables in the Receivables Subsidiary pursuant to the Pooling and Servicing Agreement, in each case for consideration having a value at least equal to ninety-five percent (95%) of the book value thereof determined in accordance with Generally Accepted Accounting Principles, (c) the disposition of any assets pursuant to a trade-in of such asset for a similar asset, and (d) the disposition by sale to an independent and unrelated third party for fair value of assets, not to exceed $1,000,000 in the aggregate in any fiscal year; PROVIDED, that only for the fiscal year ending in January 1997 such $1,000,000 limit shall be increased to $2,000,000.

      SS.9.6. SALE AND LEASEBACK. The Borrower will not, enter into any arrangement, directly or indirectly, whereby the Borrower shall sell or transfer the Mortgaged Property in order then or thereafter to lease such property or lease other property that the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

      SS.9.7. COMPLIANCE WITH ENVIRONMENTAL LAWS. Each of SRI and the Borrower will not, and will not permit any of their Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner where any of the foregoing clauses (a) through (e) would reasonably be expected to have a materially adverse effect on the business, financial condition or assets of SRI, the Borrower and their Subsidiaries on a consolidated basis.

      SS.9.8. SENIOR NOTE AND SENIOR SUBORDINATED NOTE PAYMENTS. Neither the Borrower nor SRI will, nor will either of them permit any of their Subsidiaries to, make any payment of, or in respect of, the Junior Subordinated Notes, the Senior Subordinated Notes, or any other Subordinated Debt including, without limitation, any direct or indirect purchase, repurchase, redemption or other acquisition or retirement for value of all or any part of the Senior Subordinated Notes, the Junior Subordinated Notes or any other Subordinated Debt, or to optionally prepay, repurchase, redeem, defease or otherwise optionally repay or retire for value all or any part of the Senior Notes except that:

      (a) SRI may, so long as no Default or Event of Default has occurred or is continuing or would exist after giving effect thereto, make regularly scheduled interest payments when permitted by the terms of the Senior Subordinated Notes and the SRI Subordinated Notes.

      (b) SRI may, so long as no Default or Event of Default has occurred or is continuing or would exist after giving effect thereto and SRI and the Borrower can demonstrate to the satisfaction of the Agent PRO FORMa compliance with the covenants set forth in ss.10 hereof both before and after giving effect to any payment, make regularly scheduled required principal payments when permitted by the terms of the Senior Subordinated Notes and the SRI Subordinated Notes.

      SS.9.9. CHANGES IN TERMS OF SENIOR NOTES AND SENIOR SUBORDINATED NOTES. Without the written consent of the Majority Banks, neither the Borrower nor SRI will make any changes of any promissory note, indenture, agreement or other instrument evidencing or governing the Senior Notes, the Senior Subordinated Notes, any Subordinated Debt, the Senior Note Indenture or the Senior Subordinated Note Indenture; PROVIDED, HOWEVER, SRI shall be permitted to amend the Senior Notes Indenture, the Senior Subordinated Notes Indenture and the SRI Subordinated Notes Indenture pursuant to the SRI Indenture Consent or if such an amendment is of an immaterial or ministerial nature that would not have any adverse effect on the Agent's or the Banks' rights under the Loan Documents or SRI's or the Borrower's rights under the Loan Documents.

      SS.9.10. EMPLOYEE BENEFIT PLANS. Neither SRI, the Borrower nor any ERISA Affiliate will

      (a) engage in any "prohibited transaction" within the meaning of ss.406 of ERISA or ss.4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

      (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in ss.302 of ERISA, whether or not such deficiency is or may be waived; or

      (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to ss.302(f) or ss.4068 of ERISA; or

      (d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to ss.307 of ERISA or ss.401(a)(29) of the Code; or

      (e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of ss.4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities by more than $100,000.

      SS.9.11. TRANSACTIONS WITH AFFILIATES. Except for arm's-lengths transactions pursuant to which SRI, the Borrower or any of their Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than SRI, the Borrower or such Subsidiary could obtain from third parties, no officer, director or employee of SRI, the Borrower or any of their Subsidiaries will become party to any transaction with SSI, the Borrower or any of their Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or other wise requiring payments to or from any officer, director or such employee or any corporation, partnership, trust or other entity in which any officer, director, or any such person has a substantial interest or is an officer, director, trustee or partner; PROVIDED, HOWEVER, SRI shall be permitted to pay to Bain Venture Capital, a California limited partnership and/or its Affiliates, fees for services not to exceed, in the aggregate $1,000,000 per annum, the Receivables Subsidiary shall be permitted to make payments to SRI for collecting and servicing receivables in the amounts provided in the Pooling and Servicing Agreement as in effect on the date hereof and the Borrower shall be permitted, pursuant to the Receivables Purchase Agreement as in effect on the date hereof, to repurchase the Defaulted Receiveables (as such term is defined in the Receivables Purchase Agreement) in the amounts and on the terms in such Receiveables Purchase Agreement as in effect on the date hereof.

      9.12. FISCAL YEAR. Neither SRI nor the Borrower will change the date of the end of their respective fiscal years from that set forth in ss.7.21 hereof.

      9.13. NEGATIVE PLEDGES. Neither SRI, the Borrower nor any of their Subsidiaries will enter into any agreement (excluding this Credit Agreement, the Loan Documents, the Senior Notes Indenture, the SRI Subordinated Notes Indenture and the Senior Subordinated Notes Indenture) prohibiting the creation or assumption of any lien upon its properties, revenues or assets or those of any of its Subsidiaries, whether now owned or hereafter acquired other than agreements with Persons prohibiting any such lien on assets in which such Person has a prior security interest which is permitted by ss.9.2.

      9.14. UPSTREAM LIMITATIONS. The Borrower will not, nor will the Borrower permit any of its Subsidiaries to enter into any agreement, contract or arrangement (other than the Credit Agreement and the other Loan Documents and, as to the Receivables Subsidiary, the Receivables Purchase Agreement and such Receivables Subsidiary's charter and organizational documents, all as in effect on the Closing Date) that restricts the ability of any Subsidiary to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of whatsoever nature or to make transfers or distributions of all or any part of its assets to the Borrower or to any Subsidiary of such Subsidiary.

      SS.10. FINANCIAL COVENANT OF THE BORROWER. The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

      SS.10.1. DEBT SERVICE RATIO. The Borrower will not, for any period consisting of the preceding four (4) consecutive fiscal quarters (treated as a single accounting period), permit the Debt Service Ratio for any fiscal quarter ending during any period described in the table set forth below to be less than the ratio set forth opposite such period in such table:

                  PERIOD                                            RATIO

      Fourth fiscal quarter, 1996                                 1.30:1.00
      First fiscal quarter, 1997                                  1.20:1.00
      Second fiscal quarter, 1997                                 1.20:1.00
      Third fiscal quarter, 1997                                  1.20:1.00
      Fourth fiscal quarter, 1997                                 1.40:1.00
      First fiscal quarter, 1998                                  1.20:1.00
      Second fiscal quarter, 1998                                 1.30:1.00
      Third fiscal quarter, 1998                                  1.30:1.00
      Fourth fiscal quarter, 1998                                 1.40:1.00
      First fiscal quarter, 1999                                  1.20:1.00
      Second fiscal quarter, 1999                                 1.30:1.00
      Third fiscal quarter, 1999                                  1.10:1.00
      each fiscal quarter ending thereafter                       1.20:1.00

      SS.10.2 CAPITAL EXPENDITURES. Neither SSI, SRI nor the Borrower will make, nor permit any Subsidiary to make, Capital Expenditures (including any expenditures made in connection with any permitted acquisitions but excluding any expenditures consisting of indebtedness incurred or assumed as permitted by ss.9.1(l) in connection with any permitted acquisitions) in the fiscal year that exceed in the aggregate, (a) $30,000,000 for the 1996 fiscal year; (b) $40,000,000 for the 1997 fiscal year; (c) $45,000,000 for the 1998 fiscal year;
and (d) $50,000,000 for each fiscal year thereafter.

      SS.10.3. TOTAL FUNDED DEBT TO EBITDA. The Borrower will not, at any time during any period described in the table set forth below, permit the ratio of Total Funded Indebtedness on such date to EBITDA for the four most recently ended fiscal quarters to exceed the ratio set forth opposite such period in such table:

                  PERIOD                                            RATIO

      Fourth fiscal quarter, 1996                                 3.75:1.00
      First fiscal quarter, 1997                                  3.65:1.00
      Second fiscal quarter, 1997                                 3.60:1.00
      Third fiscal quarter, 1997                                  3.55:1.00
      Fourth fiscal quarter, 1997                                 3.25:1.00
      First fiscal quarter, 1998                                  3.15:1.00
      Second fiscal quarter, 1998                                 3.10:1.00
      Third fiscal quarter, 1998                                  3.05:1.00
      Fourth fiscal quarter, 1998                                 2.75:1.00
      First fiscal quarter, 1999                                  2.65:1.00
      Second fiscal quarter, 1999                                 2.60:1.00
      Third fiscal quarter, 1999                                  2.55:1.00
      each fiscal quarter ending thereafter                       2.25:1.00

      SS.10.4. MINIMUM EBITDA. The Borrower will not, as of the end of any fiscal quarter ending during any period described in the table set forth below, permit the EBITDA of SSI, the Borrower and their Subsidiaries for the period of the four (4) immediately preceding consecutive fiscal quarters then ending, to be less than the amount set forth opposite such period in such table:

                  PERIOD                                             AMOUNT

      Fourth fiscal quarter, 1996                                 $ 80,000,000
      First fiscal quarter, 1997                                  $ 82,000,000
      Second fiscal quarter, 1997                                 $ 84,000,000
      Third fiscal quarter, 1997                                  $ 86,000,000
      Fourth fiscal quarter, 1997                                 $ 95,000,000
      First fiscal quarter, 1998                                  $ 97,000,000
      Second fiscal quarter, 1998                                 $ 99,000,000
      Third fiscal quarter, 1998                                  $101,000,000

      Fourth fiscal quarter, 1998                                 $108,000,000
      First fiscal quarter, 1999                                  $110,000,000
      Second fiscal quarter, 1999                                 $112,000,000
      Third fiscal quarter, 1999                                  $114,000,000
      each fiscal quarter ending thereafter                       $123,000,000

      SS.10.5. CURRENT ASSETS. The Borrower will not at any time permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 2.50:1.00.

      SS.10.6. SEASONAL DEBT SERVICE RATIO. The Borrower will not permit the Seasonal Debt Service Ratio as at the last day of the Borrower's December fiscal month for the period of the immediately preceding twelve (12) fiscal months of the Borrower to be less than the ratio set forth opposite such period in such table:

                  PERIOD                                      RATIO

      Last day of fiscal month ending December, 1997          1.40:1.00
      Last day of fiscal month ending December, 1998          1.40:1.00
      Last day of fiscal month ending December, 1999          1.20:1.00

      SS.11. CLOSING CONDITIONS. The obligations of the Banks to make the initial Loans and of the Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to the date hereof:

      SS.11.1. LOAN DOCUMENTS. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

      SS.11.2. CERTIFIED COPIES OF CHARTER DOCUMENTS. Each of the Banks shall have received from SRI, the Borrower and each of their Subsidiaries which is a party to any of the Loan Documents, a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of
(a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date.

      SS.11.3. CORPORATE ACTION. All corporate action necessary for the valid execution, delivery and performance by SRI, the Borrower and each of their Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

      SS.11.4. INCUMBENCY CERTIFICATE. Each of the Banks shall have received from SRI, the Borrower and each of their Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of SRI, the Borrower or such

Subsidiary, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of SRI, the Borrower or such Subsidiary, each of the Loan Documents to which SRI, the Borrower or such Subsidiary is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

      SS.11.5. VALIDITY OF LIENS. The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral. All filings, recordings, deliveries of instruments, stock certificates and stock powers duly executed in blank and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

      SS.11.6. TITLE SEARCH RESULTS. The Agent shall have received from SRI and the Borrower the results of the title searches with respect to the Collateral, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

      SS.11.7. TAXES. The Agent shall have received evidence of payment of real estate taxes and municipal charges on all Real Estate not delinquent on or before the Closing Date.

      SS.11.8. TITLE INSURANCE. The Agent shall have received an endorsement to the Title policy covering the Mortgaged Property from the Title Insurance Company and in amounts satisfactory to the Agent, committing to insure the interest of the Agent and each of the Banks as mortgagee under the Mortgage.

      SS.11.9. CERTIFICATES OF INSURANCE. The Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of this Credit Agreement and the Mortgage and (b) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer).

      SS.11.10. SOLVENCY CERTIFICATE. Each of the Banks shall have received an officer's certificate of the Borrower dated as of the Closing Date as to the solvency of SRI, the Borrower and their Subsidiaries both before and immediately following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Banks.

      SS.11.11. OPINION OF COUNSEL. Each of the Banks and the Agent shall have received a favorable legal opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from:

      (a)   Kirkland & Ellis, counsel to SRI, the Borrower and its Subsidiaries;
            and

      (b)   local counsel to the Borrower as to real estate matters.

      SS.11.12. PAYMENT OF FEES. The Borrower shall have paid to the Agent the Closing Fee and Agent's Fee pursuant to ss.ss.5.1 and 5.2.

      SS.12. CONDITIONS TO ALL BORROWINGS. The obligations of the Banks to make any Loan, and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

      SS.12.1. REPRESENTATIONS TRUE; NO EVENT OF DEFAULT. Each of the representations and warranties of any of SRI, the Borrower and their Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true in all material respects as of the date as of which they were made and shall also be true in all material respects at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents or changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, or to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing. The Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

      SS.12.2. NO LEGAL IMPEDIMENT. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.

      SS.12.3. GOVERNMENTAL REGULATION. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

      SS.12.4. PROCEEDINGS AND DOCUMENTS. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the

Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

      SS.13.  EVENTS OF DEFAULT; ACCELERATION; ETC.

      SS.13.1. EVENTS OF DEFAULT AND ACCELERATION. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

      (a) the Borrower shall fail to pay any principal of the Loans or interest on the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

      (b) the Borrower shall fail to pay the commitment fee, any Letter of Credit Fee, the Agent's fee, or other sums due hereunder or under any of the other Loan Documents, within three (3) days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

      (c) the Borrower or SRI shall fail to comply with any of its covenants contained in ss.8.1, ss.8.3, ss.8.5-8.10, ss.8.12, ss.9 or ss.10 or
            any of the covenants contained in the Mortgage or SSI shall fail to comply with the covenant contained in ss.29;

      (d) the Borrower or SRI shall fail to comply with the provisions of ss.8.4 for a period of twenty-four (24) hours after written notice of such failure has been given to the Borrower by the Agent;

      (e) SRI, the Borrower or any of their Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this ss.13.1) for fifteen (15) days after written notice of such failure has been given to the Borrower by the Agent;

      (f) any representation or warranty of SRI, the Borrower or any of their Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

      (g) SRI, the Borrower or any of their Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases in an aggregate amount in excess of $250,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing such borrowed money or credit received or in respect of any such Capitalized Leases for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

      (h) any of SRI, the Borrower or any of their Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing their inability to pay or generally fail to pay their debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of SRI, the Borrower or any of their Subsidiaries or of any substantial part of the assets of SRI, the Borrower or any of their Subsidiaries or shall commence any case or other proceeding relating to SRI, the Borrower or any of their Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against SRI, the Borrower or any of their Subsidiaries and SRI, the Borrower or any of their Subsidiaries shall indicate their approval thereof, consent thereto or acquiescence therein;

      (i) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any of SRI, the Borrower or any of their Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of SRI, the Borrower or any of their Subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

      (j) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against SRI, the Borrower or any of their Subsidiaries that, with other outstanding final judgments, undischarged, against SRI, the Borrower or any of their Subsidiaries exceeds in the aggregate $250,000;

      (k) any default or event of default shall have occurred and be continuing under the Senior Notes Indenture of the Senior Subordinated Notes Indenture, or the holders of all or any part of the Senior Notes or the Subordinated Debt shall accelerate the maturity of all or any part of the Senior Notes or the Subordinated Debt or the Senior Notes or the Subordinated Debt shall be prepaid, redeemed or repurchased in whole or in part, except as permitted under ss.9.8 or any Servicer Default, Payout

            Event, Insolvency Event or Trigger Event (as each of such terms is defined in the Pooling and Servicing Agreement) shall have occurred or any Purchase Termination Event or Incipient Purchase Termination Event (as such terms are defined in the Receivables Purchase Agreement) shall have occurred or any Change of Control or Change of Control Offer (as such terms are defined in the Senior Notes Indenture and the Senior Subordinated Notes Indenture) shall have occurred;

      (l) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Agent's security interest, mortgages or liens in substantially all of the Collateral shall cease to be perfected or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of SRI, the Borrower or any of their Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

      (m) the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $1,000,000; the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $1,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan; (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning ofss.302(f)(1) of ERISA), provided the Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower to the PBGC or the Plan in an aggregate amount exceeding $1,000,000 and (B) could constitute grounds for the termination of such Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Plan or for the imposition of a lien in favor of the Guaranteed Pension Plan; (ii) the appointment by a United States District Court of a trustee to administer such Plan; or (iii) the institution by the PBGC of proceedings to terminate such Plan.

      (n) SRI, the Borrower or any of their Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

      (o) there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of SRI, the Borrower or any of their Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of SRI, the Borrower and their Subsidiaries on a consolidated basis;

      (p) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by SRI, the Borrower or any of their Subsidiaries if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of SRI, the Borrower and their Subsidiaries on a consolidated basis;

      (q) SRI, the Borrower or any of their Subsidiaries shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of SRI, the Borrower or such Subsidiary having a fair market value in excess of $250,000;

      (r) SSI shall, at any time prior to the consummation of the merger of SRI and the Borrower as contemplated byss.9.5.1 hereof, legally or beneficially own less than one hundred percent (100%) of the shares of the capital stock of SRI and after such merger, shall at any time legally or beneficially own less than one hundred percent (100%) of the shares of the capital stock of the Borrower, and SRI shall, at any time prior to the consummation of the merger of SRI and the Borrower as contemplated by ss.9.5.1 hereof, legally or beneficially own less than one hundred percent (100%) of the shares of the capital stock of the Borrower;

      (s) the Receivables Subsidiary shall make any Distribution which, after giving effect to such Distribution, results in the value of the Receivable Subsidiary's unencumbered interest in the amount of the Aggregate Principal Receivables PLUS the aggregate amount of the Finance Charge Receivables (as such terms are defined in the Pooling and Servicing Agreement) being less than $25,000,000; or

      (t) there shall occur a Default or Event of Default under any of the Seasonal Revolving Agreement.

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; PROVIDED that in the event of any Event of Default specified in ss.ss.13.1(h), 13.1(i) or 13.1(l), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

      SS.13.2. TERMINATION OF COMMITMENTS. If any one or more of the Events of Default specified in ss.13.1(h), ss.13.1(i) or ss.13.1(l) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Loans to the Borrower and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

      SS.13.3. REMEDIES. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to ss.13.1, each Bank, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the EX PARTE appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

      SS.13.4. DISTRIBUTION OF COLLATERAL PROCEEDS. In the event that following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

      (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

      (b) Second, to all other Obligations in such order or preference as the Majority Banks may determine; PROVIDED, HOWEVER, that distributions in respect of such obligations shall be made (i) PARI PASSU among Obligations with respect to the Agent's fee payable pursuant toss.5.2 and all other Obligations and (ii) Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Banks PRO RATA; and PROVIDED, FURTHER, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

      (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to ss.9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

      (d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

      SS.14. SETOFF. Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank. Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, PRO TANTO assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it or Reimbursement obligations owed it, its proportionate payment as contemplated by this Credit Agreement; PROVIDED that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

      SS.15.  THE AGENT.

      SS.15.1. AUTHORIZATION. The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, PROVIDED that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship between the Agent and the Banks is that of an independent contractor. The term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Credit Agreement or any of the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks. As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article I of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

      SS.15.2. EMPLOYEES AND AGENTS. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

      SS.15.3. NO LIABILITY. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

      SS.15.4. NO REPRESENTATIONS. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of SRI, the Borrower or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

      SS.15.5.  PAYMENTS.

            15.5.1. PAYMENTS TO AGENT. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's PRO RATA share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

            15.5.2. DISTRIBUTION BY AGENT. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

            15.5.3. DELINQUENT BANKS. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its PRO RATA share of any Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of ss.14 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its PRO RATA share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of Outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective PRO RATA shares of all Outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective PRO RATA shares of all Outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all Outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks' respective PRO RATA shares of all Outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

      SS.15.6. HOLDERS OF NOTES. The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

      SS.15.7. INDEMNITY. The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by ss.16), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

      SS.15.8. AGENT AS BANK. In its individual capacity, FNBB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

      SS.15.9. RESIGNATION. The Agent may resign at any time by giving sixty
(60) days' prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

      SS.15.10. NOTIFICATION OF DEFAULTS AND EVENTS OF DEFAULT. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this ss.15.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

      SS.15.11. DUTIES IN THE CASE OF ENFORCEMENT. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Banks and (b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Majority Banks may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Banks hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, PROVIDED that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

      SS.16. EXPENSES. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's or any Bank's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering and appraisal charges, environmental site assessment charges, and expenses associated with commercial finance examinations, (e) all fees, disbursements of the Agent incurred by the Agent in connection with the administration and maintenance of the Loan Documents and other instruments mentioned herein, including any additional title insurance premiums, appraisal charges, site assessment charges, and periodic commercial financial examinations; (f) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Borrower or any of its Subsidiaries and (g) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with UCC searches, UCC filings or mortgage recordings. The covenants of this ss.16 shall survive payment or satisfaction of all other Obligations.

      SS.17. INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless the Agent and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby (except to the extent arising from the gross negligence of willful misconduct of the Agent or the applicable Bank) including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) SRI, the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (c) with respect to SRI, the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this ss.17 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this ss.17 shall survive payment or satisfaction in full of all other Obligations.

      SS.18. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

      SS.19.  ASSIGNMENT AND PARTICIPATION.

      SS.19.1. CONDITIONS TO ASSIGNMENT BY BANKS. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage, Commitment and LC Commitment and the same portion of the Loans at the time owing to it, the Notes held by it and its participating interest in the risk relating to any Letters of Credit); PROVIDED that (a) each of the Agent and (except in the case of an assignment to an Affiliate of a Bank or if a Default or Event of Default has occurred and is continuing) the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower and the Agent, will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (c) each assignment shall be in an amount of not less than $5,000,000, (d) FNBB and its Affiliates shall retain, free of any such assignment, an amount of its Commitment of not less than $13,000,000 and (e) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of EXHIBIT D hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in ss.19.3, be released from its obligations under this Credit Agreement.

      SS.19.2. CERTAIN REPRESENTATIONS AND WARRANTIES; LIMITATIONS; COVENANTS. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage; (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in ss.7.4 and ss.8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank; (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and (i) such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its PRO RATA share of Letter of Credit Fees in respect of outstanding Letters of Credit.

      SS.19.3. REGISTER. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,000.

      SS.19.4. NEW NOTES. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such in Assignment and Acceptance and shall otherwise be substantially the form of the assigned Notes. Within five (5) days of issuance of any new Notes pursuant to this ss.19.4, the Borrower shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks. The surrendered Notes shall be cancelled and returned to the Borrower.

      SS.19.5. PARTICIPATIONS. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; PROVIDED that (a) each such participation shall be in an amount of not less than $5,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

      SS.19.6. DISCLOSURE. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; PROVIDED that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

      SS.19.7. ASSIGNEE OR PARTICIPANT AFFILIATED WITH THE BORROWER. If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to ss.13.1 or ss.13.2, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans. If any Bank sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to ss.13.1 or ss.13.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.

      SS.19.8. MISCELLANEOUS ASSIGNMENT PROVISIONS. Any assigning Bank shall retain its rights to be indemnified pursuant to ss.16 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. If any Reference Bank transfers all of its interest, rights and obligations under this Credit Agreement, the Agent shall, in consultation with the Borrower and with the consent of the Borrower and the Majority Banks, appoint another Bank to act as a Reference Bank hereunder. Anything contained in this ss.19 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under ss.4 of the Federal Reserve Act, 12 U.S.C. ss.341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

      SS.19.9. ASSIGNMENT BY BORROWER. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

      SS.20. NOTICES, ETC. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

      (a)   if to the Borrower, at 10201 Main Street, Houston, Texas 77025,
            Attention: _______________, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

      (b) if to the Agent, at 100 Federal Street, 01-08-05, Boston, Massachusetts 02110, USA, Attention: Brian F.X. Geraghty, Vice President, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

      (c) if to any Bank, at such Bank's address set forth on SCHEDULE 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

      Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and
(ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

      SS.21. GOVERNING LAW. THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF

THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SS.20. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

      SS.22. HEADINGS. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

      SS.23. COUNTERPARTS. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

      SS.24. ENTIRE AGREEMENT, ETC. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in ss.26.

      SS.25. WAIVER OF JURY TRIAL. The Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

      SS.26. CONSENTS, AMENDMENTS, WAIVERS, ETC. Any consent or approval required or permitted by this Credit Agreement to be given by all of the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the reduction of the principal of or the rate of interest on the Notes (other than interest accruing pursuant to ss.5.11.2 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto), the extension of the term of the Notes, any change in a date fixed for payment on the Loans, the increase in the amount of the Commitments of the Banks, and the decrease in the amount of commitment fee or Letter of Credit Fees hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank affected thereby; the definition of Majority Banks may not be amended without the written consent of all of the Banks; and the amount of the Agent's Fee or any Letter of Credit Fees payable for the Agent's account and ss.15 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

      SS.27. SEVERABILITY. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

      SS.28.  TRANSITIONAL ARRANGEMENTS.

            28.1. ORIGINAL CREDIT AGREEMENT SUPERSEDED. This Credit Agreement shall on the Closing Date supersede the Original Credit Agreement in its entirety, except as provided in this ss.28. On the Closing Date, the rights and obligations of the parties evidenced by the Original Credit Agreement shall be evidenced by the Credit Agreement and the other Loan Documents, the "Loans" as defined in the Original Credit Agreement shall be converted to Loans as defined herein, and all outstanding letters of credit issued by the Agent for the account of the Borrower prior to the Closing Date shall, for the purposes of this Credit Agreement, be Stand Alone Letters of Credit.

            28.2. RETURN AND CANCELLATION OF NOTES. As soon as reasonably practicable after its receipt of its Revolving Credit Note hereunder on the Closing Date, the Banks will promptly return to the Borrower, marked "Substituted" or "Cancelled", as the case may be, any notes of the Borrower held by the Banks pursuant to the Original Credit Agreement.

            28.3. INTEREST AND FEES UNDER SUPERSEDED AGREEMENT. All interest and fees and expenses, if any, owing or accruing under or in respect of the Original Credit Agreement through the Closing Date shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid in accordance with the method, and on the dates, specified in the Original Credit Agreement, as if the Original Credit Agreement were still in effect. Commencing on the Closing Date, the commitment fees shall be payable by the Borrower to the Agent for the account of the Banks in accordance with ss.2.2. hereof.

      SS.29. COVENANT OF SSI. SSI covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit, SSI will not (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of the capital stock of SRI, and, subsequent to the merger of SRI and the Borrower as contemplated by ss.9.5.1. hereof, the capital stock of the Borrower or (b) transfer any of such capital stock for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors. The parties hereto hereby acknowledge and agree that SSI is executing this Credit Agreement for the sole purpose of being bound by the covenant contained in this ss.29.

      IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Credit Agreement as a sealed instrument as of the date first set forth above.

                                    PALAIS ROYAL, INC.

                                    By:____________________________________
                                       Name:
                                       Title:

                                    SPECIALTY RETAILERS, INC.

                                    By:____________________________________
                                       Name:
                                       Title:

                                    STAGE STORES, INC.

                                    By:____________________________________
                                       Name:
                                       Title:

                                    THE FIRST NATIONAL BANK OF
                                      BOSTON, individually and as
                                      Agent

                                    By:_____________________________________
                                       Name:  Brian F.X. Geraghty
                                       Title:    Vice President

                                    UNION BANK OF CALIFORNIA, N.A.

                                    By:______________________________________
                                       Name:
                                       Title:

                                    CREDITANSTALT-BANKVEREIN

                                    By:______________________________________
                                       Name:
                                       Title:

                                    BANQUE PARIBAS

                                    By:______________________________________
                                       Name:
                                       Title:

                                    CREDIT SUISSE FIRST BOSTON

                                    By:______________________________________
                                       Name:
                                       Title:

                                    DLJ CAPITAL FUNDING

                                    By:______________________________________
                                       Name:
                                       Title:

                                    THE FUJI BANK, LIMITED

                                    By:______________________________________
                                       Name:
                                       Title:

                                    HIBERNIA NATIONAL BANK

                                    By:______________________________________
                                       Name:
                                       Title:

                                   Schedule 1

                              COMMITMENT OF
                               REVOLVER AND                 COMMITMENT OF          LC           TOTAL
                            REVOLVER LETTERS  COMMITMENT     STAND ALONE        COMMITMENT   COMMITMENT
     BANKS                     OF CREDIT      PERCENTAGE   LETTERS OF CREDIT    PERCENTAGE    PERCENTAGE
     -----                    -----------     -----------   ----------------    -----------   -----------
First National Bank ......    $13,333,333     26.66666666%  $ 4,000,000         26.66666667%  26.66666667%
of Boston

Union Bank of ............    $10,000,000      20%          $ 3,000,000          20%           20%
California, N.A ..........

Creditanstalt- ...........    $ 6,666,667     13.33333333%  $ 2,000,000         13.33333333%  13.33333333%
Bankverein

Banque Paribas ...........    $ 4,000,000       8%          $ 1,200,000           8%            8%

Credit Suisse First ......    $ 4,000,000       8%          $ 1,200,000           8%            8%
Boston

DLJ Capital ..............    $ 4,000,000       8%          $ 1,200,000           8%            8%
Funding

The Fuji Bank, ...........    $ 4,000,000       8%          $ 1,200,000           8%            8%
Limited

Hibernia National ........    $ 4,000,000       8%          $ 1,200,000           8%            8%
Bank

Total ....................    $50,000,000     100%          $15,000,000         100%          100%